UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

STERLING BANCSHARES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2007

Notice of

Annual Meeting

and

Proxy Statement

Monday, April 30, 2007

at 1:30 P.M. local time

Locke Liddell & Sapp LLP

Chase Tower

600 Travis Street, 25th Floor

Houston, Texas 77002

STERLING BANCSHARES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 30, 2007

TO OUR SHAREHOLDERS:

The Annual Meeting of Shareholders (the “Meeting”) of Sterling Bancshares, Inc. (the “Company”) will be held at the offices of Locke Liddell & Sapp LLP, Chase Tower, 600 Travis Street, 25th Floor, Houston, Texas 77002 at 1:30 p.m., local time, on Monday, April 30, 2007, for the following purposes:

1.	To elect five Class III directors for three-year terms ending at the 2010 Annual Meeting of Shareholders or until their successors have been elected and qualified.

2.	To approve an amendment to the Company’s Restated and Amended Articles of Incorporation to increase the total number of shares of common stock, par value $1.00 per share, that the Company has the authority to issue from 100,000,000 shares to 150,000,000 shares.

3.	To approve an amendment to the Sterling Bancshares, Inc. 2003 Stock Incentive and Compensation Plan (the “2003 Plan”) to increase the aggregate maximum number of shares of common stock that may be issued under the 2003 Plan from 3,225,000 shares to 5,225,000 shares.

4.	To consider and act upon a proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2007.

5.	To consider and act on such other business as may properly come before the Meeting or any adjournment thereof.

The close of business on March 1, 2007 has been fixed as the record date for determining shareholders entitled to notice of and to vote at the Meeting or at any adjournments thereof. For a period of at least ten days prior to the Meeting, a complete list of shareholders entitled to vote at the Meeting will be open to examination by any shareholder during ordinary business hours at the executive offices of the Company, 2550 North Loop West, Suite 600, Houston, Texas 77092. Information concerning the matters to be acted upon at the Meeting is set forth in the accompanying Proxy Statement.

You are cordially invited and urged to attend the Meeting. If, however, you are unable to attend the Meeting, you are requested to sign and date the accompanying proxy card and return it promptly in the enclosed envelope. If you attend the Meeting, you may vote in person regardless of whether you have given your proxy. In any event, a proxy may be revoked in accordance with the procedures set forth in the accompanying Proxy Statement.

James W. Goolsby, Jr. Secretary

March 16, 2007

YOUR VOTE IS IMPORTANT.

YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN YOUR PROXY CARD SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND TO ASSURE THE PRESENCE OF A QUORUM. THE PROMPT RETURN OF YOUR SIGNED PROXY CARD, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, WILL AID THE COMPANY IN REDUCING THE EXPENSE OF ADDITIONAL PROXY SOLICITATION. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

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PROPOSAL 3: APPROVAL OF AMENDMENT TO THE 2003 STOCK INCENTIVE AND COMPENSATION PLAN	42

PROPOSAL 4: RATIFICATION AND APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	46

SHAREHOLDER PROPOSALS AT THE NEXT ANNUAL MEETING OF SHAREHOLDERS	47

ADDITIONAL FINANCIAL INFORMATION	47

OTHER MATTERS	47

ANNEX A—	AMENDED AND RESTATED STERLING BANCSHARES, INC. 2003 STOCK INCENTIVE AND COMPENSATION PLAN

ii

STERLING BANCSHARES, INC.

PROXY STATEMENT

SOLICITATION OF PROXY, REVOCABILITY AND VOTING OF PROXIES

General

The accompanying proxy is solicited on behalf of the Board of Directors (the “Board”) of Sterling Bancshares, Inc., a Texas corporation (the “Company”), for use at the 2007 Annual Meeting of Shareholders (the “Meeting”) to be held on Monday, April 30, 2007 at 1:30 p.m., local time, at the offices of Locke Liddell & Sapp LLP, Chase Tower, 600 Travis Street, 25th Floor, Houston, Texas, 77002 for the purposes set forth in the accompanying Notice and at any recess or adjournment thereof. Holders of record of the Company’s common stock, par value $1.00 per share (“Common Stock”), at the close of business on March 1, 2007 (the “Record Date”) are entitled to notice of and to vote at the Meeting. On the Record Date, there were 71,018,972 shares of Common Stock outstanding and entitled to vote.

The Company’s principal executive offices are located at 2550 North Loop West, Suite 600, Houston, Texas 77092. This proxy statement and accompanying proxy are first being mailed on or about March 19, 2007 to shareholders of record on the Record Date.

Voting

Holders of Common Stock are entitled to one vote per share. The presence at the Meeting, in person or by proxy, of holders of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum. A broker non-vote occurs under stock exchange rules when a broker is not permitted to vote on a matter without instructions from the beneficial owner of the shares and no instruction is given.

A plurality vote is required for the election of the directors in Proposal 1. Accordingly, if a quorum is present at the Meeting, the five persons receiving the greatest number of votes will be elected as directors. There will be no cumulative voting in the election of directors. Withholding authority to vote for a director nominee and broker non-votes in the election of directors will not affect the outcome of the election of directors, assuming a quorum is present or represented by proxy at the meeting.

The affirmative vote of two-thirds of the outstanding shares of Common Stock as of the Record Date is required to authorize the proposed amendment to the Company’s Restated and Amended Articles of Incorporation to increase the number of authorized shares of Common Stock.

All other matters to be voted on at the Meeting will be decided by the affirmative vote of the holders of a majority of the shares entitled to vote on, and that voted for or against or expressly abstained with respect to, such matters at the Meeting. Abstentions will have the same effect as votes against the proposals on such matters. Broker non-votes will not count as a vote for or against the proposals on such matters.

Solicitation and Revocability of Proxies

If the accompanying proxy is properly executed and returned, the shares it represents will be voted at the Meeting in accordance with the directions noted thereon or, if no direction is indicated, it will be voted at the Meeting in favor of the proposals described in this Proxy Statement. In addition, the proxy confers authority to the persons named in the proxy to vote, in their discretion, on any matters properly presented at the Meeting. The Board is not currently aware of any such other matters.

Each shareholder of the Company has the right to revoke his or her proxy at any time prior to its exercise, either in person at the Meeting or by written notice to the Company, addressed to Secretary, Sterling Bancshares,

Inc., 2550 North Loop West, Suite 600, Houston, Texas 77092. No revocation by written notice will be effective unless such notice has been received by the Secretary of the Company prior to the day of the Meeting or by the inspector of election at the Meeting.

The Company will bear the full cost of preparing, assembling, printing, and mailing this Proxy Statement, the accompanying proxy card, and any additional materials that may be furnished to shareholders and will reimburse brokerage firms and other custodians, nominees, and fiduciaries for their reasonable expenses incurred in forwarding solicitation materials regarding the Meeting to beneficial owners. Georgeson Inc. has been retained by the Company to assist in the solicitation of proxies for a fee of $9,000 plus expenses. The solicitation of proxies will be made by mail. Further solicitation of proxies may be made by telephone or other form of direct communication by officers, directors, and regular employees of the Company or its subsidiaries, who will not be additionally compensated for such services but who will be reimbursed for any out-of-pocket expenses incurred.

ANNUAL REPORT

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, is being furnished with this Proxy Statement to shareholders of record on the Record Date. The Annual Report does not constitute a part of this Proxy Statement or the proxy solicitation material.

PROPOSAL 1:

ELECTION OF DIRECTORS

Nominees for Election as Directors

In accordance with the Company’s Amended and Restated Bylaws (the “Bylaws”), the members of the Board are divided into three classes: Class I, Class II, and Class III. The Company’s Bylaws provide further that the classes shall be as nearly equal in number as possible. The directors of each class are elected to serve a three-year term with the term of office of each class ending in successive years. The term of office of the Class III directors expires at the Meeting.

There have been several changes to the Board of Directors over the past 12 months. On July 31, 2006, and on October 31, 2006, the Board acted to increase and fix the size of the Board to fourteen and to fifteen members, respectively. In connection with such actions, Bernard A. Harris, Jr., MD and Edward R. Bardgett were elected to serve as Class III directors filling the vacancies created thereby. On December 5, 2006, Thomas A. Reiser, a long-time Class I director, resigned from the Board. On January 29, 2007, Roland X. Rodriguez was elected to serve as a Class I director to fill the vacancy created by Mr. Reiser’s resignation from the Board. Mr. James D. Calaway, a current director, has decided to retire from the Board effective on April 30, 2007.

If the five nominees for Class III director are elected at the Meeting, the composition of the three classes of directors will be four Class I directors, five Class II directors and five Class III directors and the size of the Board will be fixed at fourteen members at that time. The proxies solicited hereby cannot be voted for more than five nominees.

The Bank has a board of directors that is currently comprised of two management directors and two non-management directors. The ownership and supervision of the Bank represents the Company’s principal business activity. Accordingly, a substantial amount of time and attention of the Board of the Company and the board of directors of the Bank is devoted to reviewing the financial performance, business activities, strategic developments and corporate affairs of the Bank. Currently, two of the management directors of the Bank (J. Downey Bridgwater and Max W. Wells) and both of the non-management directors of the Bank (George Beatty, Jr. and Anat Bird) also serve on the Company’s Board. The other inside directors of the Bank are officers of the Company and/or the Bank. The shareholders of the Company do not have the right to vote upon the election of the directors of the Bank, and this matter is not being presented to the Company’s shareholders at the Meeting.

Class III Nominees.    The Corporate Governance and Nominating Committee of the Board has recommended to the Board, and the Board has unanimously nominated, the following five individuals for election as Class III directors to serve a three-year term ending at the 2010 Annual Meeting of Shareholders or until their successors have been elected and qualified: Edward R. Bardgett, Bruce J. Harper, Bernard A. Harris, Jr., MD, Glenn H. Johnson and R. Bruce LaBoon. Messrs. Harper, Johnson and LaBoon have served as Class III directors since the 2004 annual meeting of shareholders. Mr. Bardgett and Dr. Harris are standing for re-election to the Board for the first time. Each of the nominees has consented to be named in this Proxy Statement and to serve, as director, if elected.

The Board recommends that the shareholders vote “FOR” the election of the nominees listed above as Class III directors. Unless otherwise directed in the accompanying proxy card, the persons named therein will vote “FOR” the election of the nominees listed above as Class III directors.

Shareholders may not cumulate their votes in the election of directors. Each of the Class III nominees shall be elected by a plurality of votes cast in the election by holders of Common Stock represented and entitled to vote at the Meeting, assuming the existence of a quorum. Shareholders entitled to vote for the election of directors may withhold authority to vote for any or all nominees for directors. It is not anticipated that any nominee will become unable or unwilling to accept nomination or election, but if any nominee becomes unavailable for any reason, then the shares represented by the proxy will be voted “FOR” the remainder of the listed nominees and for such other person as the Corporate Governance and Nominating Committee may recommend to the Board as replacements for those who may become unavailable. Discretionary authority to do so is included in the proxy. The following table sets forth certain information concerning the persons who have been nominated for election as Class III directors and the other current directors of the Company who are not standing for election, including certain committees of the Board and/or Bank of which such person is currently a member.

Class III Nominees:

Name, Age, Position and Committee Memberships	Term of Office and Business Experience
EDWARD R. BARDGETT, age 64 Class III Nominee (Human Resources Programs Committee)	Director since 2006. Mr. Bardgett has been Senior Vice President of Zachry Construction Corporation since 1987. Mr. Bardgett has nearly 40 years of experience in human resources in a variety of industry and business environments. In addition to his tenure at Zachry Construction, Mr. Bardgett has held various managerial positions in the energy and chemical industries.

BRUCE J. HARPER, age 72 Class III Nominee (Audit Committee and Corporate Governance and Nominating Committee)	Director since 1996. Mr. Harper is a certified public accountant who has been advising business owners on developing strategies to improve operational effectiveness since January 1998. From formation in 1962 until January 1998, Mr. Harper served as President and Chief Executive Officer of Harper & Pearson Company, a Houston-based accounting and consulting firm, with emphasis on serving financial institutions and owner-managed businesses.

BERNARD A. HARRIS, JR., MD, age 50 Class III Nominee (Asset/Liability Management Committee of the Bank)	Director since 2006. Dr. Harris has been President and Chief Executive Officer of Vesalius Ventures, a Houston-based venture capital firm, since June 2001. He has also been the Managing Director of The Space Agency, a marketing agency, since 2001.

Dr. Harris served as Vice President for Space Media, Inc., from 1999 to 2001, where he established an international space education program. Since 1998, Dr. Harris has also been President of PBI, Inc., an investment firm. He is the founder and President of the Harris Foundation, which supports math and science education for youths. Dr. Harris is a director of U.S. Physical Therapy, Inc., a public company that is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

GLENN H. JOHNSON, age 66 Class III Nominee (Trust Administrative Committee of the Bank)	Director since 1990. Mr. Johnson is currently an owner and President of the Houston law firm of Johnson & Wurzer, P.C. and has been associated with that firm since 1973. Mr. Johnson serves on numerous civic boards including the Kiwanis Club of Houston, the ESCAPE Family Resource Center, and the Periwinkle Foundation.

R. BRUCE LABOON, age 65 Class III Nominee (Executive Committee, Corporate Governance and Nominating Committee and Strategic Planning Committee)	Director since 2004. Mr. LaBoon re-joined Locke Liddell & Sapp LLP, a Texas-based law firm, in 1988 and has been a senior partner with the firm since 2001. Mr. LaBoon serves on the Board of Governors of the American Red Cross. He also serves as Chairman of Texas Environmental Research Consortium, an air quality research initiative. Mr. LaBoon is a director of the Texas Medical Center, the Greater Houston Partnership (2001 Chair), and the University of Houston Law Center Foundation. He also serves on the Board of Trustees of the Nimitz Foundation and Texas Children’s Hospital.

Directors Continuing in Office:

GEORGE BEATTY, JR., age 68 Class I Director and Director of the Bank (Human Resources Programs Committee and Strategic Planning Committee)	Director since 2002. Mr. Beatty has served as President of George Beatty Associates, a consulting firm for small to medium sized business, since June 2002. Prior to his retirement from the Greater Houston Partnership in 2002, he was President of the Chamber of Commerce Division from 1998 to 2002. Mr. Beatty also serves as a director for First Commonwealth Mortgage Trust, Holly Mortgage Trust and Africap, LLC. Mr. Beatty served as senior vice president of the Greater Houston Partnership’s Member Services Division prior to assuming the role of Chamber Division President. Mr. Beatty joined the Partnership in 1990 from the position of Dean of Development at College of the Mainland in Texas City, Texas.

ANAT BIRD, age 55 Class I Director and Director of the Bank (Human Resources Programs Committee and Strategic Planning Committee)	Director since 2002. Ms. Bird has been the President and Chief Executive Officer of SCB Forums, Ltd., a company she founded, that arranges and facilitates peer group meetings for bank executives as well as provides consulting services to financial services companies, since May 1994. Ms. Bird served as Chief Executive Officer of California Community Bankshares from March to November 2001. She served as Executive Vice President of Wells Fargo Bank in Sacramento, California from August 1997 to March 2001. Ms. Bird also serves as a director of First Indiana Corporation and Sun Bancorp, Inc., both of which are public companies that are subject to the reporting requirements of the Exchange Act, and as a director of MidFirst Bank based in Oklahoma City, Oklahoma.

J. DOWNEY BRIDGWATER, age 49

Chairman, President and Chief Executive Officer of the Company and the Bank, Class I Director of the Company and Director of the Bank (Executive Committee, Strategic Planning Committee and Asset/Liability Committee of the Bank)

Director since 1998. Mr. Bridgwater was elected Chairman of the Company and of the Bank in November 2005. Mr. Bridgwater assumed the role of Chief Executive Officer of the Company and the Bank in January 2002 and has been President of the Company and the Bank since December 1997.

DAVID L. HATCHER, age 64 Class II Director (Executive Committee and Strategic Planning Committee)	Director since 1999. Mr. Hatcher was named lead director in November 2005. From 1980 to 2005, Mr. Hatcher was Chief Executive Officer and President of KMG Chemicals, Inc., a specialty chemical manufacturer. In 2005, Mr. Hatcher became Chairman and Chief Executive Officer of KMG Chemicals, Inc. Mr. Hatcher also serves as a director of KMG Chemicals, Inc., a public company that is subject to the reporting requirements of the Exchange Act.

G. EDWARD POWELL, age 70 Class II Director (Audit Committee and Corporate Governance and Nominating Committee)	Director since 2000. Since April 2002, Mr. Powell has been a partner with Mills and Stowell, an investment banking firm. From 1994 until 2002, Mr. Powell provided consulting services to emerging and middle market businesses. From 1982 until his retirement in 1994, Mr. Powell served as the managing partner of the Houston office of Price Waterhouse & Co., a major public accounting and consulting firm. Mr. Powell also serves as a director, and is a member of the audit committee, of The Endowment Fund, a closed end investment fund that is subject to the Investment Company Act of 1940.

RAIMUNDO RIOJAS E., age 66 Class II Director (Human Resources Programs Committee)	Director since 1994. Mr. Riojas has been the President of Duwest, Inc., a joint venture of Westrade, Inc. and E.I. Dupoint de Nemours, engaged in the distribution of agricultural chemical products, for more than the past five years.

ROLAND X. RODRIGUEZ, age 54 Class I Director (Audit Committee and Trust Administrative Committee of the Bank)	Director since 2007. Mr. Rodriguez has been the managing principal and co-founder of Mir, Fox & Rodriguez, P.C., a Houston-based public accounting firm, since January 1988. Mr. Rodriguez has more than 30 years of public accounting experience. His expertise ranges from advising clients on mergers and acquisitions and international business transactions to personal estate planning. Mr. Rodriguez serves on the board of the Greater Houston Partnership, the Houston Hispanic Chamber of Commerce, and the Jones School of Management Council of Overseers at Rice University.

DAN C. TUTCHER, age 58 Class II Director (Executive Committee and Asset/Liability Management Committee of the Bank)	Director since 2005. Mr. Tutcher was President of Enbridge Energy Partners and Enbridge Energy Management from 2001 until his retirement in May 2006. From 1988 until 2001, Mr. Tutcher was Chairman, President and Chief Executive Officer of Midcoast Energy Resources. Mr. Tutcher has over 30 years of experience in owning and operating companies involved in petroleum production, gas processing, and natural gas gathering and transmission. Mr. Tutcher serves as a director for Enbridge, Inc., a public company that is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. Mr. Tutcher currently serves as Chairman of Cancer Counseling, Inc. and is President of Houston’s Alley Theater.

MAX W. WELLS, age 73 Class II Director and Director of the Bank	Director since 2005. Mr. Wells is currently Vice-Chairman of Sterling Bank for the Dallas Region. Mr. Wells founded the Dallas-based former Oaks Bank & Trust Company in 1985 and has over 40 years of experience in banking. He recently concluded his service as Chairman and Board Member of the DFW International Airport as well as Council Member of the Regional Transportation Council.

Advisory directors.    Thomas B. McDade currently serves as an advisory director of the Company. It is anticipated that Mr. McDade will be re-appointed as advisory director at the annual meeting of the Board that immediately follows the Meeting. In addition, the Board may from time to time appoint additional advisory directors to the Board.

INFORMATION ABOUT THE BOARD OF DIRECTORS, COMMITTEES

OF THE BOARD AND COMMITTEES OF THE BANK

Compensation of Directors

For the 2006-2007 Board year, which ends with the meeting on April 30, 2007, non-employee directors and advisory directors of the Company received an annual retainer fee of $15,000 paid in the form of 897 shares of Common Stock, a fee of $3,000 per quarterly Board meeting attended and a fee of $750 per committee meeting and $500 per special committee meeting attended. Additionally, each non-employee director and advisory director received a fee of $3,000 for participating in special meetings of the entire Board. The Lead Director and the chair of the Audit Committee received an additional annual retainer of $10,000, paid in either cash or Common Stock, and the chairs of the Corporate Governance and Nominating Committee and the Human Resources Programs Committee each received an additional annual retainer of $5,000, payable in the same manner as the annual retainer for all directors. The Company reimburses the directors for their travel expenses for attending meetings.

The compensation payable to the non-employee directors and advisory directors in consideration of their 2007-2008 Board service will be the same as it was for 2006-2007. The Human Resources Programs Committee recommended to the Board, and the Board unanimously approved, maintaining the same board compensation structure based upon a number of factors, including available information for comparable public companies and banking organizations, the amounts that have been paid in prior years, the duties and responsibilities of the directors, and the Company’s financial and stock performance. Directors of the Company who are also employees of the Company do not receive fees for serving on or attending meetings of the Board or any committees on which they serve.

The following table set forth information regarding the compensation of the Company’s Board of Directors for the 2006 fiscal year.

Director Compensation (1)

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
Edward R. Bardgett	—	$7,233	$7,233
George Beatty, Jr.	$29,250	$20,000	$49,250
Anat Bird	$27,250	$15,000	$42,250
James D. Calaway	$19,250	$15,000	$34,250
Bruce J. Harper	$30,300	$15,000	$45,300
Bernard A. Harris, Jr., MD	$3,000	$11,250	$14,250
David L. Hatcher	$16,750	$25,000	$41,750
Glenn Johnson	$19,250	$15,000	$34,250
R. Bruce LaBoon	$27,000	$20,000	$47,000
Thomas McDade	$18,250	$15,000	$33,250
G. Edward Powell	$30,300	$25,000	$55,300
Thomas A. Reiser	$20,050	$15,000	$35,050
Raimundo Riojas E.	$17,500	$15,000	$32,500
Roland Rodriguez	—	—	—
Dan C. Tutcher	$19,500	$15,000	$34,500

(1)	The Company’s Board did not receive any compensation in the form of option awards, non-equity plan compensation, pension or nonqualified deferred compensation.

Board of Directors

During the 2006 fiscal year, the Board met six times and took certain additional actions by unanimous written consent. All directors attended 75 percent or more of the meetings of the Board and of the committees on which they served during 2006. The Corporate Governance and Nominating Guidelines require the independent members of the Board to meet at least twice a year or at such other intervals as may be required by applicable rules of The NASDAQ Global Select Market. The independent members of the Board met in four executive sessions during the 2006 fiscal year. It is the Company’s policy that all Board members be in attendance at the annual meeting of shareholders. All Board members were in attendance at the 2006 Annual Meeting of Shareholders.

Standing Committees of the Board

The Board has an Audit Committee, a Human Resources Programs Committee (which functions as the compensation committee), a Corporate Governance and Nominating Committee, an Executive Committee and a Strategic Planning Committee.

Audit Committee.    The directors who served on the Board’s Audit Committee during the 2006-2007 Board year were G. Edward Powell, Chairman, Bruce J. Harper, Thomas A. Reiser (resigned effective December 5, 2006) and Roland X. Rodriguez. After reviewing the qualifications of the current members of the Audit Committee, and any relationships that they may have with the Company that might affect their independence, the Board has determined that (i) all current members of the Audit Committee are “independent” as defined in Section 10A of the Exchange Act, and in the applicable rules of The NASDAQ Global Select Market., (ii) all current committee members are financially literate, and (iii) Mr. Powell qualifies as an audit committee financial expert under the applicable rules promulgated to the Exchange Act. The Audit Committee has the power and authority to act on behalf of the Board with respect to the appointment of the Company’s independent registered public accounting firm and with respect to authorizing all audit and other activities performed for the Company by its internal audit department and independent registered public accounting firm. The Audit Committee provides a direct contact between the Company’s independent registered public accounting firm and the financial management of the Company and assists the Board in fulfilling its responsibilities relating to the oversight of corporate accounting and reporting practices and performing such other functions as may be prescribed with respect to audit committees under the applicable rules and regulations of The NASDAQ Global Select Market. Furthermore, the Audit Committee assists the Board in performing its oversight responsibilities related to corporate accounting, financial reporting practices, the quality and integrity of financial reports, compliance with policies and procedures and compliance of the Company’s financial statements and internal controls with Federal and State banking and securities regulatory requirements. The Audit Committee also oversees the evaluation of the Company’s system of internal controls, the internal audit function and other related areas. The Audit Committee met fifteen times during 2006.

Each year the Audit Committee reviews its charter and reports to the Board its adequacy in light of the Exchange Act, the rules and regulations promulgated thereunder, and the rules of The NASDAQ Global Select Market. The Audit Committee Charter can be accessed electronically on the Company’s website at www.banksterling.com in the corporate governance section which is on the investor relations page or by writing to the Company at Sterling Bancshares, Inc., Attention: Secretary, 2550 North Loop West, Suite 600, Houston, Texas 77092.

Human Resources Programs Committee.    George Beatty, Jr., Chairman, Edward R. Bardgett, Anat Bird, and Raimundo Riojas E. served on the Board’s Human Resources Programs Committee during the 2006-2007 Board year. All current members of the Human Resources Programs Committee are non-employee directors and have been determined by the Board to be “independent” as defined in the applicable rules of The NASDAQ Global Select Market. The primary function of the Human Resources Programs Committee is to develop, review, and make recommendations with respect to the Company’s executive compensation policies and to oversee the Company’s incentive compensation plans and equity-based plans. As part of its responsibilities, the Human Resources Programs

Committee administers the Company’s 1994 Stock Incentive Plan, as amended, the Company’s 1994 Employee Stock Purchase Plan, the Company’s 2003 Stock Incentive and Compensation Plan and the 2004 Employee Stock Purchase Plan. The Human Resources Programs Committee met four times during 2006. The Charter for the Human Resources Programs Committee can be accessed electronically in the corporate governance section on the investor relations page of the Company’s website at www.banksterling.com or by writing to the Company at Sterling Bancshares, Inc., Attention: Secretary, 2550 North Loop West, Suite 600, Houston, Texas 77092.

Corporate Governance and Nominating Committee.    R. Bruce LaBoon, Chairman, Bruce J. Harper, and G. Edward Powell served on the Corporate Governance and Nominating Committee for the 2006-2007 Board year. Each member of the Corporate Governance and Nominating Committee meets the definition of “independence” as set forth in the applicable rules of The NASDAQ Global Select Market. The primary functions of the Corporate Governance and Nominating Committee are to advise the Board concerning the appropriate composition of the Board and its committees, serve as the nominating committee for the Board, advise the Board regarding appropriate corporate governance practices and assist the Board in achieving them, annually confirm that a performance review of the Company’s Chief Executive Officer and directors has been performed, and perform such other functions as the Board may assign from time to time. The Corporate Governance and Nominating Committee met four times during 2006. The Charter for the Corporate Governance and Nominating Committee as well as the Corporate Governance and Nominating Guidelines of the Company can be accessed electronically in the corporate governance section on the investor relations page of the Company’s website at www.banksterling.com or by writing to the Company at Sterling Bancshares, Inc., Attention: Secretary, 2550 North Loop West, Suite 600, Houston, Texas 77092.

The Corporate Governance and Nominating Committee will, in accordance with the Company’s Bylaws, consider shareholder recommendations for directors sent to the Secretary of the Company, Sterling Bancshares, Inc., 2550 North Loop West, Suite 600, Houston, Texas 77092. Shareholder recommendations for director must contain and be accompanied by certain information as specified in the Company’s Bylaws including (i) the name and address of the shareholder recommending the person to be nominated, (ii) a representation that the shareholder is a holder of record of stock of the Company, including the number of shares held and the period of holding, (iii) a description of all arrangements or understandings between the shareholder giving the notice and the recommended nominee, (iv) the name, age, occupation and address of the recommended nominee and such other information related to the recommended nominee as would be required to be included in a proxy statement filed pursuant to Regulation 14A under the Exchange Act, and (v) the consent of the recommended nominee to serve as a director of the Company, if elected. To timely submit a recommendation for director for an upcoming annual meeting, it is necessary that you notify the Company not less than 120 days nor more than 150 days before the first anniversary of the date that the proxy statement for the preceding year’s annual meeting was first sent to shareholders. The Company’s 2007 Proxy Statement was first sent to shareholders on March 19, 2007. Thus, in order for such nomination to be considered by the Company for the 2008 annual meeting, it must be received by the Company not later than November 19, 2007. We recommend that any shareholder desiring to make a nomination review the Company’s Bylaws, which may be obtained without charge from the Secretary of the Company upon written request addressed to the Secretary at our principal executive offices.

When identifying and evaluating director nominees (including any nominees recommended by shareholders), the Corporate Governance and Nominating Committee will consider the following:

•	The status of the nominee as an “independent” director under the rules of The NASDAQ Global Select Market and the Company’s Corporate Governance and Nominating Guidelines;

•	The nominee’s reputation, integrity and good business judgment;

•	The nominee’s skills in business, including an understanding of the Company’s business, finance, technology and other knowledge needed on the Board;

•	The diversity represented on the Board and the diverse points of view offered by the nominee;

•	The nominee’s professional background, employment, community service and personal accomplishments;

•

The nominee’s ability and willingness to devote the required amount of time to the Company’s affairs including attendance at board and committee meetings, taking into consideration the number of other public companies for which the nominee serves as a director; and

•	The nominee’s interest, capacity and willingness, in conjunction with other members of the Board, to serve the long-term interests of the Company’s shareholders.

In the case of current directors being considered for re-nomination, the Corporate Governance and Nominating Committee will also take into account such director’s performance review including, among other items, the director’s history of attendance at Board and committee meetings, the director’s tenure as a member of the Board and the director’s preparation for, and participation in, such meetings.

The Corporate Governance and Nominating Committee works in conjunction with the Board on an annual basis to determine the skills and characteristics required for the Board relative to those actually represented on the Board with the objective of having a Board with diverse backgrounds and experience. In such process, the Corporate Governance and Nominating Committee will identify any needs to add a new board member who meets specific criteria or to fill a vacancy on the Board. If a need is identified, the Corporate Governance and Nominating Committee will initiate a search and screening process seeking input from other Board members and hiring a search firm, if necessary. The Corporate Governance and Nominating Committee will also consider recommendations for nominees for directorships as submitted by shareholders. The Chairman of the Board and all members of the Corporate Governance and Nominating Committee will interview prospective candidates that meet the specific criteria and otherwise qualify for membership on the Board. The Corporate Governance and Nominating Committee will keep the full Board informed at all times during the process. The Corporate Governance and Nominating Committee will make its recommendation to the full Board seeking its endorsement of the final candidate(s). An invitation to join the Board will be extended by the Chairman of the Corporate Governance and Nominating Committee, who may choose to have the Chairman of the Board or the Chief Executive Officer participate in the invitation as well. The final candidate(s) are nominated by the full Board or elected to fill a vacancy. The Corporate Governance and Nominating Committee has recommended to the Board and the Board has unanimously nominated, the five individuals for election as Class III directors at the Meeting. Each of the director nominees is presently one of the Company’s directors.

Executive Committee.    The directors of the Company who served on the Executive Committee during the 2006-2007 Board year were J. Downey Bridgwater, Chairman, David L. Hatcher, R. Bruce LaBoon and Dan C. Tutcher. The primary function of the Executive Committee is to review the Company’s and the Bank’s performance and financial condition between Board meetings, review and recommend mergers and acquisitions and policies to the Board, and review significant capital expenditures for both the Company and the Bank. The Executive Committee met four times during 2006.

Strategic Planning Committee.    J. Downey Bridgwater, Chairman, George Beatty, Jr., Anat Bird, David L. Hatcher and R. Bruce LaBoon served on the Strategic Planning Committee for the 2006-2007 Board Year. The primary function of the Strategic Planning Committee is to provide oversight and guidance with respect to the strategic direction of the Company and provide the Board with periodic reviews on the progress and execution of the Company’s strategic plan. Additionally, the Strategic Planning Committee recommends appropriate changes to the strategic plan to the Board. The Strategic Planning Committee also provides recommendations to the Board on how the Company can better take advantage of marketplace opportunities through its strategic plan. The Strategic Planning Committee met four times during 2006.

Standing Committees of the Bank

In addition to the standing committees of the Board discussed above, the Bank has established two other committees comprised of the Company’s directors, directors of the Bank and certain officers of the Company and the Bank. While these additional committees do not constitute formal committees of the Board due to the membership of certain non-directors, these committees provide significant assistance in reviewing and recommending matters to the Board as well as oversight functions relating to the operations of the Bank.

Asset/Liability Management Committee.    The Asset/Liability Management Committee for the 2006-2007 Board year included J. Downey Bridgwater, James D. Calaway, Bernard A. Harris, Jr., MD, and Dan C. Tutcher, each a member of the Board. Thomas B. McDade, advisory director of the Company, also served as an advisory member of the Asset/Liability Management Committee during the year. The primary function of the Asset/ Liability Management Committee is to provide oversight and guidance with respect to investment and borrowing decisions impacting the credit quality of the investment portfolio, interest rate risk sensitivity and liquidity. The Asset/Liability Management Committee met four times during 2006. In addition, Zach L. Wasson, Chairman, Stephen C. Raffaele, Patrick Oakes, Chip Kieswetter and Matt Boutte, current officers of the Bank, served on the Asset/Liability Management Committee during the year.

Trust Administrative Committee.    The Company’s directors who served on the Trust Administrative Committee during the 2006-2007 Board year were Glenn H. Johnson, Chairman, Roland Rodriguez, James D. Calaway and Tom Reiser. Allen D. Brown, James W. Goolsby, Jr. Kay King and Alan Hamrick, officers of the Bank, also served on the Trust Administrative Committee during the year. The primary function of the Trust Administrative Committee is to oversee the trust and asset management operations of the Bank, review and ratify new accounts, and approve the products and services offered through the Bank’s trust and asset management department. The Trust Administrative Committee met four times during 2006.

Director Independence

The Board has determined that, except for Messrs. Bridgwater and Wells, all the director nominees and directors not standing for election are “independent” as that term is defined in the applicable rules of The NASDAQ Global Select Market. In making this determination, the Board considered transactions and relationships between each director or his or her immediate family and the Company and its subsidiaries, including those reported under “Compensation Committee Interlocks and Insider Participation” and “Certain Transactions” below. The purpose of this review was to determine whether any such relationships or transactions were material and, therefore, inconsistent with a determination that the director is independent. There are no family relationships between any nominees, directors and executive officers. Messrs. Bridgwater and Wells are not independent because of their employment as senior executives of the Company.

During this review of director independence, the Board specifically considered the relationship between the Company and SCB Forums, Ltd., of which Ms. Anat Bird is the President and Chief Executive Officer. SCB Forums, Ltd. is a company that arranges and facilitates peer group meetings for bank executives and provides certain consulting services. The Company retained SCB Forums, Ltd. in 2006 in the ordinary course of business and the amounts paid to SCB Forums, Ltd by the Company represent less than one percent of SCB Forums, Ltd.’s annual revenues. While the relationships between the Company and SCB Forums, Ltd. was not required to be disclosed in the “Certain Transactions” section below, the Board still considered this relationship in connection with its analysis of director independence. Based on its review, the Board concluded that this relationship (i) was not material to the Company or Ms. Bird, (ii) does not interfere with the exercise of Ms. Bird’s independent judgment, and (iii) did not adversely impact the Board’s determination that Ms. Bird is independent.

The Board also specifically considered the relationship between the Company and Locke Liddell & Sapp, LLP, of which Mr. Bruce LaBoon is a senior partner. Locke Liddell & Sapp, LLP is a law firm that has provided legal services to the Company for many years. The Company’s fee arrangement with Locke Liddell & Sapp LLP is negotiated on the same basis as arrangements with other outside legal counsel and is subject to the same terms and conditions. The fees the Company pays to Locke Liddell & Sapp LLP are comparable to those we pay to other law firms for similar services, and the fees paid by the Company to Locke Liddell & Sapp LLP in 2006 represented less than one percent of that firms revenues. Mr. LaBoon is compensated by Locke Liddell & Sapp LLP on a fixed fee arrangement. While the relationship between the Company and Locke Liddell and Sapp LLP was not required to be disclosed in the “Certain Transactions” section below, the Board still considered this relationship in connection with its analysis of director independence. Based on its review, the Board concluded that this relationship (i) was not material to the Company or Mr. LaBoon, (ii) does not interfere with the exercise of Mr. LaBoon’s independent judgment, and (iii) did not adversely impact the Board’s determination that Mr. LaBoon is independent.

Shareholder Communications with Directors

Shareholders or other interested parties can contact any director or committee of the Board by writing to them in care of Secretary, Sterling Bancshares, Inc., 2550 North Loop West, Suite 600, Houston, Texas 77092 or by sending an email to boardofdirectors@banksterling.com. Comments or complaints relating to the Company’s accounting, internal accounting controls or auditing matters will also be referred to members of the Audit Committee. Other concerns will generally be referred to the Corporate Governance and Nominating Committee. All complaints and concerns will be received and processed by the General Counsel’s office and will be delivered to the Board, Audit Committee or designated director, as applicable.

AUDIT COMMITTEE REPORT

Following a review by the Audit Committee, the chair of the Audit Committee, as representative of the Audit Committee, discussed the interim financial information contained in each quarterly earnings announcement with the Company’s Chief Financial Officer and independent registered public accounting firm prior to public release.

In discharging its oversight responsibilities with respect to the audit process, the Audit Committee approved the engagement of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. In addition, the Audit Committee obtained from the independent registered public accounting firm a formal written statement describing all relationships between the independent registered public accounting firm and the Company that might bear on the auditor’s independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee discussed with the independent registered public accounting firm any relationship that may impact their objectivity and independence and satisfied itself as to the auditor’s independence. In addition, the Audit Committee discussed with management, the internal auditors and the independent registered public accounting firm the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Audit Committee reviewed audit plans, audit scope, and identification of audit risks with both the Company’s independent registered public accounting firm and the internal auditors.

The Audit Committee discussed and reviewed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the independent registered public accounting firm’s examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

The Audit Committee reviewed and discussed with management and the independent registered public accounting firm the audited financial statements of the Company as of and for the fiscal year ended December 31, 2006 and the related management’s discussion and analysis of financial condition and results of operations prior to filing with the Securities and Exchange Commission. Management has the responsibility for the preparation, presentation and integrity of the Company’s financial statements and the independent registered public accounting firm has the responsibility for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles in the United States.

Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission. The Audit Committee also appointed, subject to shareholder ratification, Deloitte & Touche LLP as the independent registered public accounting firm and the Board concurred in such recommendation.

Audit Committee:

G. Edward Powell, Chairman

Bruce J. Harper

Roland X. Rodriguez

This report by the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Exchange Act, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates this information by reference.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

The following is a summary of the fees billed to the Company by Deloitte & Touche LLP for professional services rendered for the fiscal years ended December 31, 2006 and December 31, 2005:

Fee Table

	2006	2005
Audit Fees	$593,147	$503,744
Audit Related Fees	—	—
Tax Fees	257,415	208,144
All Other Fees	—	—

Total	$850,562	$711,888

Audit Fees.    Consists primarily of fees billed for professional services rendered by Deloitte & Touche LLP for the audit and quarterly reviews of the consolidated financial statements, statutory audits of subsidiaries required by governmental bodies, comfort letters, consents, assistance with and review of documents filed with the Securities and Exchange Commission and accounting and financial reporting consultations and research work necessary to comply with generally accepted accounting standards. In addition, the audit fees amounts includes fees billed for professional services for the audit of internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002.

Audit-Related Fees.    There were no fees billed in the fiscal years ended December 31, 2006 and December 31, 2005 for assurance and related services rendered by Deloitte & Touche LLP that are related to the performance of the audit or review of the Company’s financial statements but not reportable as Audit Fees.

Tax Fees.    Consists primarily of fees billed for professional services rendered by Deloitte & Touche LLP for tax compliance, tax advice, and tax preparation.

All Other Fees.    There were no fees billed for services rendered by Deloitte & Touche LLP not reportable as Audit Fees, Audit Related Fees or Tax Fees for either of the fiscal years ended December 31, 2006 or December 31, 2005.

Policy on Audit Committee Pre-Approval of Audit Services

The Audit Committee Charter provides that the Audit Committee is responsible for the pre-approval of all auditing services and permitted non-audit services to be performed for the Company by the Company’s independent registered public accounting firm, subject to the requirements of applicable law. In accordance with such law, the Audit Committee has delegated the authority to grant such pre-approvals to the Audit Committee chair, which approvals are then reviewed by the full Audit Committee at its next regular meeting. Typically, however, the Audit Committee itself reviews the matters to be approved. The procedures for pre-approving all audit and non-audit services provided by the Company’s independent registered public accounting firm include the Audit Committee’s review of a budget for audit services, audit-related services, tax services and other services. The budget includes a description of, and a budgeted amount for, particular categories of non-audit services that are anticipated at the time the budget is submitted. Audit Committee approval would be required to exceed the budgeted amount for a particular category of the services or to engage the Company’s independent registered public accounting firm for any services not included in the budget. The Audit Committee periodically monitors the services rendered by and actual fees paid to the Company’s independent registered public accounting firm to ensure that such services are within the parameters approved by the Audit Committee. All of the services reported in “Independent Registered Public Accounting Firm’s Fees” above were pre-approved by the Audit Committee or the chair of the Audit Committee.

EXECUTIVE OFFICERS AND OTHER SIGNIFICANT EMPLOYEES

The following sets forth certain information with respect to the current executive officers and other significant employees of the Company and the Bank.

Name	Age	Position
J. Downey Bridgwater	49	Chairman, President and Chief Executive Officer

Zach L. Wasson	53	Executive Vice President and Chief Financial Officer

Sonny B. Lyles	61	Executive Vice President, Chief Risk Officer and Chief Credit Officer

C. Wallis McMath, Jr.	65	Executive Vice President and Chief Information Officer

Stephen C. Raffaele	41	Executive Vice President and Chief Investment Officer

John A. Rossitto	62	Executive Vice President and Chief Retail Banking Officer

Wanda S. Dalton	57	Executive Vice President and Chief Human Resource Officer

Deborah A. Dinsmore	47	Executive Vice President and Director of Operations

James W. Goolsby, Jr.	47	Executive Vice President, General Counsel and Secretary

Graham B. Painter	59	Executive Vice President and Director of Corporate Communications

Allen D. Brown	55	Executive Vice President of Specialized Banking and Investments

Danny L. Buck	51	Regional CEO of the Bank—San Antonio Region

Travis Jaggers	58	Regional CEO of the Bank—Southeast Houston Region

Lynn S. Prude	50	Interim Regional CEO of the Bank—Dallas Region

Bob S. Smith	52	Regional CEO of the Bank—West Houston Region

Christopher D. Reid	33	Vice President and Director of Investment Relations

J. Downey Bridgwater was elected Chairman of the Board of the Company in November 2005. Mr. Bridgwater has been President of the Company and the Bank since December 1997. In January 2002, Mr. Bridgwater assumed the additional role of Chief Executive Officer of the Company and the Bank.

Zach L. Wasson, Jr. has been Executive Vice President and Chief Financial Officer of the Company since December 2006. From 1990 to December 2006, Mr. Wasson served as Chief Financial Officer and Treasurer of Trustmark Corporation, a multi-bank holding company headquartered in Jackson, Mississippi. Prior to his 16 year tenure at Trustmark, Mr. Wasson served as chief financial officer, treasurer and controller for other financial institutions. Mr. Wasson is a Chartered Financial Analyst® and a Certified Public Accountant.

Sonny B. Lyles has been Executive Vice President and Chief Credit Officer of the Company since May 2005. In November 2006, Mr. Lyles was also named the Chief Risk Officer of the Company. From March 2003 until April 2005, Mr. Lyles was Director of Risk Management for First American Bank in Bryan, Texas. From November 2001 through March 2003, he was Executive Vice President of Compass Bank in Birmingham, Alabama, where he managed credit administration, loan review, portfolio analysis, and credit policies. Mr. Lyles previously held similar positions at Bank United in Houston and at other banks in Charlotte, North Carolina, Tulsa, Oklahoma and Jacksonville, Florida.

C. Wallis McMath, Jr. was named Executive Vice President and Chief Information Officer in December 2006. Mr. McMath joined the Company in March 2006 as Senior Vice President and Chief Information Officer. From April 2005 through February 2006, Mr. McMath was a Senior Technology Officer for Citibank Texas in Bryan, Texas. From February 2000 until April 2005 he was Chief Information Officer for First American Bank in Bryan, Texas which was acquired by Citibank Texas.

Stephen C. Raffaele has been Executive Vice President and Chief Investment Officer of the Company since December 2006. From March 2003 through December 2006, Mr. Raffaele served as Executive Vice President and Chief Financial Officer of the Company. Mr. Raffaele also served as Senior Vice President and Treasurer of the Company from August 1999 through March 2003. From 1997 until he joined the Company, Mr. Raffaele served as Chief Investment Strategist for Coastal Securities, a Houston-based institutional brokerage firm, where he was responsible for the firm’s banking strategies, analytics, research and systems development.

John A. Rossitto was named Executive Vice President & CEO of Retail Banking (Personal Relationship Banking) of the Company in January 2006. From October 2004 until January 2006, Mr. Rossitto was Executive Vice President and Regional Retail Executive for the Houston Market for Trustmark National Bank. From February 1992 through September 2004, he was Senior Vice President and Market Manager of Retail Banking for Bank One.

Wanda S. Dalton has been the Executive Vice President and Chief Human Resource Officer since April 2001. From May 1999 to April 2001, Ms. Dalton was Vice President and Regional Human Resources Manager for Compass Bank with responsibility for employment and employee relations for Compass’ Houston and Central Texas operations.

Deborah A. Dinsmore has been Executive Vice President and Director of Operations since February 2006. From December 2001 through February 2006, Ms. Dinsmore served as Senior Vice President and Chief Information Officer of the Company. From November 1998 through November 2001, Ms. Dinsmore served as Vice President and Chief Technology Officer of the Company.

James W. Goolsby, Jr. has been Executive Vice President, General Counsel and Secretary of the Company since March 2001. From June 1999 through February 2001, Mr. Goolsby served as Vice President and Assistant General Counsel of the Company. Prior to joining the Company in June 1999, Mr. Goolsby was an associate with the law firm of Jackson Walker L.L.P.

Graham B. Painter has been Executive Vice President of Corporate Communications since October 2002, and is responsible for the Bank’s public relations, community relations, advertising and employee communications. From 1996 until September 2002, he was Vice President of Public Affairs for CenterPoint Energy where he was responsible for electrical and natural gas related communications as well as international consulting.

Allen D. Brown became Executive Vice President of Specialized Banking and Investments in January 2007. Mr. Brown joined the Company in December 2004 as Regional CEO of the Bank overseeing the Profit Centers. From September 2001 until July 2004, Mr. Brown served as CEO of Metrobank, N.A., and president of Metrocorp Bancshares, Inc., a Houston-based bank holding company. From October 1996 until August 2001, he served as president and CEO of Redstone Bank and Northwest Bank for the Redstone Companies.

Danny L. Buck has been Regional CEO of the Bank for the San Antonio Region since March 2001. From 1997 until he joined the Company in March 2001, in connection with the acquisition of CaminoReal Bancshares, Mr. Buck was the Executive Vice President of CaminoReal Bank in San Antonio.

Travis Jaggers was named Regional CEO of the Bank for the Southeast Region, Houston, in October 2001. From January 1997 through September 2001, Mr. Jaggers was CEO of the Gulf Freeway, Spencer Highway and Deer Park banking centers.

Lynn S. Prude has been serving as Interim Regional CEO of the Bank for the Dallas Region since July 2006. In June 2005, Ms. Prude was named Vice Chairman of Sterling Bank—Dallas Region. Ms. Prude joined the Bank in January 2001. From January 2001 until June 2005, Ms. Prude served as Chief Executive Officer of the Brookhollow banking center and took on the additional role of Chief Executive Officer of the Galleria banking center when the Bank acquired Eagle National Bank. Prior to joining the Bank, she was employed by Bank One in Dallas for twelve years.

Bob S. Smith was named Regional CEO of the Bank for the West Region, Houston, in January 2005. In December of 1999, Mr. Smith joined the Bank as a lender and then in August of 2000 became the CEO of the Highway 6 banking office. From 1995 until 1998, he served as an Institutional Fixed Income Broker and Investment Advisor for First Southwest Company.

Christopher D. Reid has been Vice President of Investor Relations since December 2003. He joined the Company in November 1996 and served in the capacity of a commercial credit analyst and loan officer until December 2003. Mr. Reid is also licensed to practice law in the state of Texas.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The Company believes that compensation of its executive officers should reflect and support its strategic goals, the primary goal being the creation of long-term value for the Company’s shareholders while protecting the interests of the Company’s depositors. The Board of Directors seeks to ensure the Company’s comprehensive, competitive compensation program supports these goals. The Company attempts to attract and retain highly skilled, qualified individuals and to link rewards for performance with shareholder return on investment.

The Board of Directors approves the appointment of members to the Human Resources Programs Committee. The 2006-2007 Human Resources Programs Committee (the “HRPC”) consists of George Beatty, Jr., Chairman, Edward R. Bardgett, Anat Bird, and Raimundo Riojas Encinas. After reviewing the qualifications of current members of the HRPC, and any relationships that they may have with the Company, the Board has determined that all current members of the HRPC are “independent” as defined in the applicable rules of the NASDAQ Global Select Market. The HRPC establishes, reviews, approves, and oversees all compensation and benefit policies, plans, and programs for the Company’s personnel in the aggregate and for the Company’s executive officers in particular. The HRPC meets at least once each quarter to review and consider all elements of officers’ compensation including base salary, incentive pay, long-term (equity) incentive compensation, benefits and payout obligations under severance and change in control agreements and scenarios. The HRPC meets in executive session, without management present, whenever the HRPC deems appropriate. The full Company Board receives written reports on the activities of the HRPC quarterly. The HRPC calls upon other Board committees, bank officers, and independent consultants for input on particular topics as appropriate.

The HRPC has retained Stone Partners, an independent compensation consultant who reports directly to the HRPC, on an on-going basis to assist the HRPC in the evaluation of executive compensation by providing market data, best practices information, and other consulting services. In 2003, Mercer Human Resources Consulting was retained to provide a comprehensive analysis of officer compensation in general and executive officer compensation in particular. Both Stone Partners and Mercer provided benchmark data related to base compensation, short-term incentives and long-term incentives for executive officers of banks of similar size and business focus in the U.S. market as identified by the HRPC. The HRPC reviews and approves (i) a base salary structure that is designed to be competitive based upon comparisons of salary levels of executive officers of banking organizations of similar size, (ii) an incentive compensation program that strives to closely align compensation with individual contributions and the Company’s financial performance, and (iii) with respect to officers of the Company, variable performance awards payable in restricted stock or stock options that create linkage between individual contribution and shareholder interests. In order to assist in this review and approval process, the HRPC utilizes data from Stone Partners and Mercer, as well as other available resources including proxy data from publicly traded banking organizations. The “peer banks” selected by the HRPC for comparison purposes in 2006 include: BancFirst Corporation, Oklahoma City, Oklahoma; CoBiz, Inc., Denver, Colorado (this bank replaced Republic Bancorp., which was acquired); Cullen/Frost Bankers, Inc., San Antonio, Texas; CVB Financial Corp., Ontario, California (this bank replaced Texas Regional, which was acquired); First Charter Corporation, Charlotte, North Carolina; First Financial Bankshares, Inc., Abilene, Texas; First Midwest Bancorp, Inc., Itasca, Illinois; Hancock Holding Co., Gulfport, Mississippi; MB Financial, Inc., Chicago, Illinois; Prosperity Bancshares, Inc., Houston, Texas; S. Y. Bancorp, Inc., Louisville, Kentucky; Taylor Capital Group, Inc., Rosemont, Illinois; and Texas Capital Bancshares, Inc., Dallas, Texas. The HRPC also has access to pertinent, recently published surveys from Watson Wyatt, McLagan Partners, Towers Perrin, Deloitte, and Janco.

Compensation Elements

In the aggregate, the Company’s compensation program is designed to not only attract and retain desired employees in a highly competitive market, but also to reward quality individual contribution, overall team performance, and achievement of peer-competitive metrics for overall Bank performance. The compensation program for the Company consists of various elements, including base salary, non-equity based compensation, equity-based compensation, benefits, and the severance plan. The HRPC believes that the various elements of the Company’s compensation program serve to support the overall objectives of the compensation program, and the Company considers several factors in making decisions to materially increase or decrease compensation either at the individual level or at the organizational level. At the individual level, those items considered include such things as employee performance, changes in scope of responsibility, changes in external market conditions and internal salary consistency. At the corporate level, the primary drivers of change in the compensation program include external market factors and overall Company performance.

Direct Compensation

Base Salary.    In order to attract and retain the caliber of highly skilled, qualified bankers that the Company believes is necessary for continued growth, the Company targets base salaries to be at, or slightly above, the median. The Company relies on published external market surveys and the actual experiences of both internal and external recruiters in sourcing candidates and exiting employees to determine appropriate base salaries. When offers are considered for potential candidates to fill vacant positions, base salary is determined based upon (i) the needs of the Company; (ii) the experience, talent and skills, current earnings, and stated salary requirements of the candidate; (iii) the current base salaries of similarly situated individuals within the Company; and (iv) the reported median salaries for the same or similar positions as published in recent survey data. Base salaries reflect the competitive responsibilities relating to the position and take into account individual experience and performance as well as specific issues unique to the Company.

After the annual external audit process has been completed, the HRPC reviews the executive officers’ base salaries. Salary adjustments, if any, for executive officers typically take place on April 1 of each year. All base salary adjustments, except for that of the President and Chief Executive Officer, are recommended by the employee’s manager based upon the employee’s quarterly performance scorecards and annual values audit while taking into consideration the annual target for base salary adjustments. The manager’s recommendation must receive approval by the manager’s manager. All recommended increases are subject to review by the senior Human Resource Officer responsible for compensation prior to the change being implemented. If the employee is an officer of the Company, the recommendation must be reviewed and approved by the HRPC prior to implementation. In March of each year, the HRPC approves base salary adjustments for the executive officers. For all executive officers other than the Chief Executive Officer, the HRPC considers recommendations made by the Chairman, President and Chief Executive Officer, market and benchmark comparisons, the Company’s annual performance, individual executive performance, and the annual budget target for base salary adjustments.

In recommending a base salary to the Board of Directors for the Chief Executive Officer, the HRPC gives special consideration to the overall performance of the Company, market and benchmark data, and the Board’s written evaluation of the Chief Executive Officer’s performance. The HRPC’s base salary recommendation for the Chief Executive Officer is approved by the Lead Director, the Chair of the Corporate Governance and Nominating Committee and the Chair of the HRPC. In determining the Chief Executive Officer’s base salary for the upcoming year, the Lead Director and Committee Chairs consider the recommendation of HRPC and the Board’s overall evaluation of leadership and results. In 2007, the approval of the Chief Executive Officer’s base salary will be determined by the independent Directors in an Executive Session of the Board.

Non-Equity Based Incentive Compensation.    In order to encourage and reward quality performance, the Company has developed a short-term incentive program, which is paid in the form of a cash bonus. In developing this program, the Company evaluated (i) market surveys, (ii) benchmark data from peer banks, (iii) feedback from both internal and external recruiters, (iv) the Company’s strategic initiatives, and (v) the ability of various positions to contribute to the profitability of the Company. A quarterly scorecard targets expected goal achievement for various positions within the organization. Each production-oriented position has a targeted annual bonus expressed as a percent of base salary. The Company believes the target bonus is consistent with the market data for similar positions within comparable financial institutions. Non-production and non-officer positions are eligible to participate in the short-term incentive program based upon individual contribution and the generation of a bonus pool as a percent of their team’s earned incentive. For extenuating circumstances or exceptional contribution, the program allows a manager to recommend a discretionary award in excess of the calculated bonus, or to recommend the withholding of a calculated bonus. Such a recommendation must be in writing and must include a justification for the recommended change. The discretionary award pool is established at 1% of the Company’s net income for the quarter. All discretionary requests are subject to approval by the Chief Executive Officer and are reported to the HRPC.

For production-oriented positions, each scorecard is divided into three sections: (i) individual contribution, (ii) team contribution, and (iii) bank achievement. The weighting of each section varies depending upon the individual’s ability to impact results. For example, an individual producer will have the greatest weight at the individual level, a manager will have greater weight given to the team level contribution, and a senior manager’s award will be more weighted based on bank level performance. Executive officers receive cash bonus incentives only if overall bank performance achieves 100% of the metrics approved by the HRPC. Metrics for individuals in traditional, production-oriented bank positions are: (i) average loan growth, (ii) average growth in core deposits, and (iii) the amount of fee income generated. Team goals represent the accumulation of individual team members’ goals. Bank goals are comprised of return on equity (ROE), earnings per share (EPS) growth, and core deposit growth. Incentives, below the executive officer level, are paid quarterly, but are calculated based upon year-to-date performance. For non-executive officers, bonus potential at the individual and team level is uncapped and each 1% of growth above the established performance goal results in an additional 2% of payout. However, maximum payout for the first through the third quarter is limited to 200% of the quarterly bonus target. For these non-executive officers, bonuses are paid within 60 days of the end of each quarter, and the fourth quarter payout includes any remaining excess bonus dollars earned. A participant’s failure to maintain acceptable asset quality or to manage controllable expenses results in the reduction, or possible elimination, of the potential quarterly payout.

For support positions, quarterly scorecards are designed by the immediate manager based upon the specific duties associated with the position. At the end of each quarter, the employee completes a self assessment of his/her expected performance and the manager completes an independent assessment. An overall performance rating from one to five is calculated. In order to receive any bonus, the performance rating on the scorecard must be a minimum of three. These quarterly scorecards account for 50% of the potential annual bonus and payment of the remaining 50% of the annual bonus is dependent upon the Company’s achievement of established performance metrics.

In order to drive the production and efficiencies needed to meet the Company’s stated goals, the Company targets the 75th percentile as the desired level of total cash compensation. Only officers who consistently meet and exceed targeted performance goals throughout the year receive incentives at this level.

For certain positions that are traditionally commission-based, the Company has an established a commission agreement. These positions do not participate in the short-term incentive programs discussed above.

Mr. Bridgwater is also entitled to an annual performance bonus of up to 75% of his base salary, subject to the satisfaction of certain performance criteria. Such performance criteria are (i) compound annual growth in the Company’s earnings per share, (ii) average return on equity for the Company and (iii) the Board’s evaluation of Mr. Bridgwater’s overall performance. If in any year, the performance in any one of these three categories falls below the established threshold level, Mr. Bridgwater does not receive any annual performance bonus.

Equity-Based Incentive Compensation.    In order to retain key officers and to create a linkage between those key officers, Bank performance and shareholders’ interest, we have developed a long-term incentive program that awards either stock options or phantom units that convert to common shares upon vesting. Because we believe that it is vitally important to ensure that key officers and Directors have a personal wealth interest in the performance of the Company, we have also developed equity ownership guidelines. For key contributors, the new long-term incentive program targets 40% to 50% of total compensation to be equity-based in order to achieve desired retention and linkage to Bank performance and enhanced shareholder value.

The Company’s long-term incentive program is evolving. During 2003, the Company’s stock program provided all employees with stock options at the time of employment. Officers were awarded options based upon a formula that considered level of responsibility and base salary. Non-officers were awarded a fixed number of options based on whether the non-officer was full-time, part-time, or in an analyst role. All options vested over a four-year period, and grants to non-officers expired at the end of five years while grants to officers expired at the end of ten years. New options were not granted until the old grant had expired unless the employee received a promotion or significant change in salary or responsibility. With the change in accounting rules that now require the expensing of options, the Company evaluated the cost/benefit of continuing to provide options to all employees. The findings from this evaluation revealed that most non-officers did not fully understand the value of options and were only interested in receiving the appreciated cash value of the options upon vesting. As a result of this finding, the Company decided to stop the practice of awarding of stock options to non-officers, but still desired to afford employees the opportunity to purchase stock. Therefore, the 2004 Employee Stock Purchase Plan was implemented. This plan allows employees to participate in a stock purchase program by authorizing the Company to withhold a fixed dollar amount from each payroll to purchase common stock at a 10% discounted price.

The Company also concluded that equity based compensation was important to retain officer level employees and to compete for new talent. Thus, an interim program was developed. In 2001, the Company expanded into Dallas and San Antonio and, during the three year time period from 2001 through 2003, successfully acquired five other banking organizations in our metropolitan markets. As a result of this rapid expansion, the Company realized that many past practices related to salary administration were no longer prudent in a growing organization. In evaluating the three basic components of compensation—base salary, short-term incentives and long-term incentives, the Company determined that base salary structure had to be addressed first as the fundamental component to any successful compensation program. Mercer was engaged to provide benchmark data and, as a result, the Company determined that salaries at many of the more senior level positions were below market. In order to address the situation, job descriptions were redefined across the organization, salary ranges were established and the salary administration processes were implemented. The Company then determined that the short-term incentive program had to be revised with the goal of driving results by rewarding individual performance. The previous program focused on the generation of ROE at the Bank level with a bonus pool calculated as a percent of all revenue generated in excess of a specific ROE target. This bonus pool was distributed to all officers based upon base salary and managerial assessment of individual performance. To better meet the need for performance accountability at the individual level, the short-term incentive program was further refined and automated during 2006.

The long-term incentive program in place during 2004-2005 allowed the Company to make annual grants of stock options or stock grants to officers based upon salary grade. Officers in lower salary grades were eligible to receive between 250 and 1,000 options each year depending upon their grade. More senior officers received awards of between 500 and 1,500 phantom units each year depending upon their salary grade. Regional and divisional production managers received rewards of 2,000 phantom units each year, and executive team members received 3,000 phantom units each year. The Chief Executive Officer’s compensation is addressed separately in an employment agreement. All awards were made at the beginning of the quarter following the officer’s anniversary with the Company, were contingent upon satisfactory performance by the individual and vested over a four-year period. Based on the market data that the Company purchased, the benchmark data provided by Stone Partners, and our recruiting experience, the Company determined that the program in place during 2004-2005 was not at the market median. Also, because of the scarcity of shares being awarded, the Company did not believe that the program creates a clear linkage between employee compensation and Bank performance. To address the issues described above, the HRPC took three specific actions: (i) for 2006 only, the HRPC approved a special equity program for executive team members and regional and divisional production managers that matched any vesting shares, for which the designated officer took possession by paying the required taxes with an equal number of shares and a tax equalization bonus paid by the Company on the matching shares; (ii) for 2007, the HRPC instructed that a new long-term incentive program be developed that provides all officers, whose retention is desirable based upon their potential contribution towards the Company’s achievement of certain strategic goals and objectives, an opportunity to receive a market competitive grant; and (iii) the HRPC developed equity ownership guidelines for the executive team and worked with the Corporate Governance and Nominating Committee to develop equity ownership guidelines for Directors. These equity ownership guidelines received approval from the Board at its January 2007 meeting.

Indirect Compensation

Various employee benefits assist the Company in attracting and retaining employees in a competitive labor market. From time to time, the HRPC reviews benefit plans. The HRPC may recommend that the Company implement certain changes to existing plans or adopt new benefits. The HRPC strives to meet the market median with respect to the Company’s benefits.

Health and Welfare Benefits.    The Company offers a standard range of health and welfare benefits to all employees including executive officers. The benefits include: medical, prescription drug, vision and dental coverages, life insurance, accidental death and dismemberment, business travel and accident, long-term disability insurance, flexible spending accounts, and various voluntary coverages including long-term care insurance. Executive officers participate in these employee benefit plans generally available to all employees on the same terms as similarly situated employees.

Employee Savings Plan.    The Company believes that financial security during retirement can be as important as financial security before retirement. To that end, the Company’s personnel, including each of the Named Executives (as defined in the “Executive Compensation—Summary Compensation Table”), participate in the Company-wide employee savings plan (the “Savings Plan”). This Savings Plan consists of two components—a 401(k) component and a profit sharing component. The 401(k) plan allows employees to defer up to 25% of their eligible income and, each payroll period, the Company matches with shares of its common stock one-half of the first 6% of eligible compensation that each employee may elect to contribute to the Savings Plan. The Company funds the profit sharing component based upon the Bank’s achievement of a return on average equity (ROAE). The required threshold to fund a profit sharing contribution is a 12% ROAE. Upon achieving this threshold, a profit sharing pool of 5% of pre-tax income is established. This pool is then reduced by the amount that the Company contributed to the Savings Plan related to the employer matching contribution for 401(k) contributions. This remaining pool is paid into the Savings Plan accounts of all eligible participants equitably as a percent of salary. Achievement of a 15% ROAE results in the creation of a pool at 7.5% percent of pre-tax income, and achievement of 18% ROAE results in the creation of a pool at 10% of pre-tax income. The determination of ROAE excludes extraordinary income and expense items, and the maximum amount of pre-tax income that can be used to create a profit sharing pool is capped at 10%.

The amounts contributed by the Company to 401(k) Plan matching accounts of the Named Executives for additional contributions for fiscal year 2006 totaled $21,785.

Deferred Compensation Plan.    Consistent with the Company’s desire to provide retirement savings opportunities for our employees, in 1996 we adopted the Sterling Bancshares, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”). The Deferred Compensation Plan enables eligible participants, including our Named Executives, to make and receive contributions on a tax deferred basis which are otherwise precluded from being credited to their Savings Plan accounts under applicable regulations of the Internal Revenue Service. Additionally, the Deferred Compensation Plan, which was amended and restated effective January 1, 2001, allows officers to make an election to defer up to 90% of their base salary, annual bonus, and/or special bonus awards, if any, prior to the beginning of each calendar year. Any deferred amounts become unfunded liabilities of the Company. According to Watson Wyatt 2005/2006, 46% of the banks offer a deferred compensation benefit, and 43.6% of those offering a deferred compensation benefit do not provide a match. At its September meeting each year, the HRPC sets the criteria for participation in the Deferred Compensation Plan for the upcoming calendar year and the rate of interest that the Company will pay on any deferred amounts. For 2006 and 2007, the HRPC’s criterion for participation was any bank officer with base compensation of $100,000 or more. For those officers who receive only commission income, eligibility is based upon the prior calendar year’s compensation as reflected on the employee’s form W-2. The HRPC uses the year-to-date, 10-year average Treasury rate as a guide in determining the effective interest rate for the next year. For 2006, the interest rate for deferred amounts was 5.26%, 100 basis points above the year-to-date, 10-year average Treasury rate at the time of the 2005 meeting. The rate for 2007 was set at 5.30%, 50 basis points above the year-to-date, 10-year average Treasury rate at the time of the 2006 meeting.

Severance and Non-Competition Agreements.    In order to attract and retain senior officers, the HRPC approved a Severance and Non-Compete Agreement for executive team members, regional or divisional production managers, and certain designated key company officials of entities that the Company acquires. In developing this program, the HRPC evaluated external practices, internal risk, the desired retention of key officers.

The Company has entered into standard Severance and Non-Compete Agreement with members of the executive team and regional or divisional production managers. Some variation of this agreement has been entered into with certain executives of acquired banks, primarily where the opportunity to work for another financial institution in their geographic area is limited. For most acquisitions in our major metropolitan areas, there is no severance agreement, only a non-compete agreement. For executive officers, the Severance and Non-Compete Agreement is a condition of employment, and for most acquisition candidates, the willingness to execute a non-compete agreement is a requirement to consummate the acquisition. In general, the executive Severance and Non-Compete Agreement prohibits the named executive from working for a competitor within a defined territory for a period of twelve months after leaving the employment of the Company, prohibits the solicitation of employees from the Company, and binds the named executive to protect the Company’s confidential information. In addition to the consideration provided for the execution of the Agreement, the named executive is assured of two years total compensation in the event the executive is terminated without cause or is displaced as the result of a change in control. Severance benefits under these agreements range from a period of six months to a maximum of two years. See the Severance Benefits Table under “—Potential Payments Upon Termination or Change in Control” below for the value associated with the severance arrangements of the Named Executives.

The Chairman, President and Chief Executive Officer of the Company, Downey Bridgwater, is the only executive officer with an Employment Agreement. Pursuant to his Employment Agreement, Mr. Bridgwater is prohibited from working for a competitor within a defined territory for two years after leaving the employment of the Company, prohibited from soliciting any employees or customers from the Company, and charged with responsibility to maintain the confidentiality of Company information. If he is terminated without cause or displaced as a result of a change in control, Mr. Bridgwater is assured of compensation through the term of his Employment Agreement, or for a period of three years, whichever is greater. Should an agreement be contemplated that provides more than three years of total compensation as severance payment, the agreement would be presented to the Company’s shareholders for approval.

A severance plan is instrumental in the Company’s ability to hire senior executives. The Company does, however, feel that it is imperative that it limit the use of special Severance and Non-Compete Agreements to only those individuals whose retention is critical to the Company’s success and the protection of relationships obtained through acquisitions.

Additionally, as a result of new banks entering the market and the heightened merger and acquisition activity within the banking industry in general and within the Texas market in particular, the HRPC approved a basic severance plan for all employees not specifically covered under a Severance and Non-Compete Agreement that contains an enhanced severance benefit in exchange for the execution of a General Release of Liability. The basic severance plan provides that the Company will provide two weeks pay if an employee is displaced from employment with the Company as a result of a change in control, divestiture, consolidation, or job elimination. The enhanced severance plan provides a minimum of four weeks pay and a maximum of fifty-two weeks pay based upon tenure and position if an individual is displaced from employment with the Company as a result of a change in control, divestiture, consolidation, or job elimination if the departing employee elects to execute a General Liability Release.

Perquisites and other Personal Benefits:    In order to attract and retain key officers, the HRPC approves certain perquisites to those officers whose job duties or positions justify a business need for such items. Perquisites for certain officers include Company-owned vehicles, fixed monthly mileage allowance, monthly club membership dues, annual physical exams, and relocation expenses. In developing our guidelines for the administration of these various programs, the Company evaluates its internal practices in relation to those of other financial institutions. Additionally, the Company looks at the job requirements of various positions and the anticipated business use of such perquisites. See “—Summary Compensation Table” for values associated with these perquisites and other person benefits for the Named Executives.

Company-owned vehicles are offered to members of the executive team and to regional or divisional production managers. These officers may elect to receive a fixed monthly mileage allowance in lieu of using a Company-owned vehicle. The maximum price that the Company will pay for such a vehicle is $35,000 plus tax, title, and license.

Fixed monthly mileage allowance is awarded to those individuals whose job duties routinely require them to be out of the office either calling on customers or visiting various sites within the organization. The fixed monthly mileage allowance can be as little as $100 per month up to a maximum of $1,200 per month, depending upon position and anticipated business usage.

Club membership dues are payable for those officers who are in management positions and are expected to routinely need a place to entertain customers or prospective customers. Officers are generally responsible for purchasing individual memberships and submitting monthly dues on their expense report for reimbursement. The amount of monthly reimbursement that the Company will pay varies based upon the officer’s position and business need, but the range is from $100 per month up to $500 per month. Memberships must be to social clubs that would be appropriate for the entertainment of bank customers. Officers below the Chief Executive Officer level who are eligible for this benefit are limited to one membership reimbursement.

Annual physical examinations are provided to senior officers in hopes of ensuring the continued health of key managers and executives of the Company and the Bank. Members of the executive team, regional and divisional production managers, and production team leaders are encouraged to take advantage of this benefit. The Company has an agreement with a reputable healthcare provider to offer this service at a group rate while maintaining the confidentially of eligible officers.

Relocation expenses are paid by the Company for those senior employees that are selected for a key position and who must move in order to fill the position. Packages are prepared to reasonably accommodate the needs of the employee and can range from a minimal amount to cover the rental of a moving truck and related travel expenses to a full package with assistance related to the sale and/or purchase of a home, movers, temporary housing, and duplicate mortgages for a limited time. Relocation expenses vary greatly, but range from $1,000 to $150,000.

Executive Compensation Policies

Equity Ownership Guidelines.

Equity ownership guidelines require that executive team members own Sterling Bancshares common stock as a multiple of base salary. Executive team members have five years from their date of hire, date of promotion, or from the Board approval of these guidelines (January 2007), whichever occurs later, in which to achieve the required equity ownership. For purposes of determining stock ownership, unvested phantom grants are included as are shares held in the Employee Savings Plan and the Employee Stock Purchase Plan. Stock options are not included. Ownership requirements as a multiple of base salary are as follows:

•	Chief Executive Officer—Five times base salary

•	Executive Vice President—Three times base salary

•	Senior Vice President—Two times base salary

Equity ownership guidelines require that non-employee Directors own the Company’s common stock valued at a minimum of $100,000. Non-employee Directors have three years from the date of their election to the Board or three years from the approval of these guidelines (January 2007), whichever occurs later, in which to achieve the required equity ownership.

The HRPC along with the Corporate Governance and Nominating Committee review individual compliance with the established equity ownership guidelines in conjunction with preparation of the Company’s annual proxy statement.

Securities Trading Policy.    The Board has adopted an Insider Trading and Confidentiality Policy. The provisions of this policy expressly prohibit directors, officers or other employees from trading, either directly or indirectly, after becoming aware of material nonpublic information related to the Company. To future ensure adherence with this policy, guidelines establish for blackout periods and appropriate disclosure of internal information to external parties. The insider trading policy provides guidance as to what constitutes material information and when information becomes public. The insider trading policy addresses transactions by family members and under Bank plans, as well as other transactions which may be prohibited, such as: short-term trading, short sales, publicly trading in options, hedging transactions, margin purchases, and post-termination transactions. The policy discusses the consequences of an insider trading violation and mentions additional trading restrictions and certain reporting requirements applicable to directors, officers and designated key employees. The Company’s General Counsel or the Chief Financial Officer offer direction to employees on compliance with this policy. The policy requires all senior officers and above to provide written certification of their understanding and intent to comply with the policy.

Recoupment of Equity Awards Policy.    Performance-based equity awards are granted after the achievement of performance metrics, and these awards typically require a vesting period for ownership. This practice negates the need for a recoupment policy for equity awards.

Policy on the Re-pricing of Stock Options.    Stock Options are granted at the fair market value on the date of the grant and are not subject to re-pricing.

Policy on Timing Stock Award.    The timing of stock awards must be consistent with guidelines established in a stock program, such as the long term incentive program, that the HRPC approves prior to the awarding of any grant. In the event of a requested special stock award or the awarding of stock or stock options to a new hire, the HRPC must approve the grant prior to the stock being awarded.

Policy on Hedging the Economic Risks of Equity Ownership.    There is no policy regarding hedging the economic risks of equity ownership for the executive team or Directors of the Company, and the Company does not engage in this practice.

Recoupment of Incentives Policy.    Executive Officer bonuses are paid 60 days after the end of the fiscal year and are determined by the Company’s performance relative to stated metrics. All participants in the short-term incentive program have a portion of their bonus determined by the Company’s performance relative to stated metrics, and this portion of the bonus is not paid until 60 days after the end of the fiscal year. Recipients must be employed by the Company at the time that the incentive is paid. Incentives below the executive officer level are paid quarterly, but are calculated based upon year-to-date performance. For non-executive officers, bonus potential at the individual and team level is uncapped and each 1% of growth above the established performance goal results in an additional 2% of payout. However, maximum payout for the first through the third quarter is limited to 200% of the quarterly bonus target. For these non-executive officers, bonuses are paid within 60 days of the end of each quarter, and the fourth quarter payout, which occurs sixty days after the end of the fiscal year, includes any remaining excess bonus dollars earned.

Policy on Deductibility of Compensation Over $1 Million.    Unless compensation is performance based, Section 162(m) of the Internal Revenue Code, enacted in 1993, imposes a limit of $1 million on the amount that a publicly held corporation may deduct in any year for the compensation paid or accrued with respect to its chief executive officer and each of its four other most highly compensated executive officers. None of the Company’s executive officers currently receives compensation exceeding the limits imposed by Section 162(m). While the HRPC cannot predict with certainty how the Company’s executive compensation might be affected in the future by Section 162(m) or applicable tax regulations issued, the HRPC intends to try to preserve the tax deductibility of all executive compensation while maintaining the Company’s executive compensation program as described in this Compensation Discussion and Analysis.

Policies on the Impact of Accounting/Tax Treatments on any Elements of Compensation.    The Company’s stock-based compensation policy applies to all forms of stock-based compensation including stock options, restricted stock units, shares acquired under the Employee Stock Purchase Plan and performance based share units. All stock-based compensation is accounted for under the fair-value method as required by United States generally accepted accounting principles. The expense associated with stock based compensation is recognized over the vesting period of each individual arrangement.

The fair value of each stock option award is estimated on the date of grant using a Black-Scholes-Merton option valuation model. The fair value of restricted stock and phantom stock units is based on the fair value at the date of grant. The fair value of each performance based share unit is estimated based on expected performance goals being attained and using the current public market price of the Company’s common stock at the end of each reporting period.

The Company’s Employee Stock Purchase Plan is offered to eligible employees. The Employee Stock Purchase Plan is a compensatory benefit plan to all employees who are employed for more than 20 hours per week and meet the minimum length-of-service requirements of three months. The Employee Stock Purchase Plan is subscribed through payroll deductions which may not exceed 10% of the eligible employee’s compensation. The purchase price for shares available under the Purchase Plan is 90% of the lower of the fair market value on either the first or last day of each quarter. Compensation expense associated with the Employee Stock Purchase Plan is determined using a Black-Scholes-Merton option pricing formula.

Policy on assessing past stock awards in determining future awards.    The value or lack of value realized from at-risk awards granted in prior years is not taken into account by the HRPC in the process of setting compensation for the current year. The HRPC believes that doing so would be inconsistent with the underlying reasons for the use of at-risk compensation. If current year awards were increased to recovered from below-target performance in prior years or decreased to account for above-target performance in prior years, the HRPC would be diluting or eliminating the link between performance and reward. Recipients would have little incentive to improve performance if it meant decreased target awards in the future, or if the negative consequences for poor performance would be cushioned by increases in the target value of future awards. Additionally, the value realized from equity-based awards granted in prior periods depends in large measure on when the recipient decides to realize that value by exercising options or by selling vested shares of stock. The HRPC does not believe it would be appropriate to adjust future grants in light of these types of individual decisions.

The Human Resources Programs Committee Decisions

The following discussion describes the compensation decisions that the HRPC made with respect to the Named Executives during 2006.

Executive Summary

The HRPC continued to apply the compensation principles described above in determining the compensation of the Named Executives in 2006. The decisions were made in the context of a tight banking labor market due to the movement of large out-of-state banking organizations into the Texas market and the number of start-up banks in the Company’s Texas markets.

In summary, the compensation decisions made during 2006 for the Named Executives were as follows:

•

For 2006, three of the six Named Executives were employed by the Company for all of 2006. For those three executive officers, the HRPC provided merit base salary adjustments, on average, of 8.63%. Two of the three Named Executives also assumed additional or different responsibilities in 2006, and the HRPC adjusted their base salaries, on average, by 21.46% to reflect the new roles.

•

For 2006, the Named Executives, Mr. Wasson who joined the Company in December of 2006, received cash incentive payments averaging 22.35% of their base compensation. Although not payable until March 15, 2007, this calculation includes the 25% of base salary incentive payment earned by the Chief Executive Officer for 2006 performance. However, this calculation does not include the signing bonuses granted to the three Named Executives who joined the Company during 2006, including Mr. Wasson. (See “—Agreements—Severance and Non-Competition Agreements” below.)

•

For 2006, the Named Executives, excluding the Chief Executive Officer and Mr. Wasson, who joined the Company in December of 2006, received equity-based incentives representing, on average, 30.19% of their base compensation. Of the equity based incentives granted, 13.84% were immediate common stock grants and were accompanied with a cash bonus to cover tax liability. The remaining 86.16%, or 18,000 phantom units, vest over a four-year period at 25% per year. The equity grants and accompanying tax bonuses provided the three Named Executives who joined the Company during 2006, including Mr. Wasson, as consideration for signing severance and non-competition agreements are excluded from this calculation. (See “—Agreements—Severance and Non-Competition Agreements” below.)

•

For 2006 performance-based pay represented 26.04% of the total compensation actually paid to the Named Executives excluding Mr. Wasson, who joined the Company in December 2006. For purposes of this calculation, performance-based pay is defined as incentive cash bonuses, both earned and guaranteed, and equity awards granted during 2006, both immediate grants and vesting grants.

Base Salary Decisions

Excluding the base salary of the Chief Executive Officer, base salaries for all Named Executives who were employed by the Company prior to January 1, 2006, were reviewed and adjustments were approved by the HRPC at the March 2006 meeting. The HRPC considered the recommendations of the Chief Executive Officer, individual factors referenced above and comparable industry data provided by Stone Partners, Inc., a third party executive compensation consultant. On the basis of its review, the HRPC increased base salaries of the other Named Executives who were employed by the Company at the beginning of January 2006 an average 5.78% effective on

April 1, 2006. Mr. Lyles was promoted to Chief Risk Officer effective November 1, 2006 and Mr. Raffaele assumed the responsibilities for Chief Investment Officer effective December 1, 2006. As a result of these changes in responsibilities, these two Named Executives received additional base adjustments averaging 21.46%.

The Company pays an annual base salary to our Chairman, President and Chief Executive Officer, Mr. Bridgwater, under an Employment Agreement. (See discussion of “—Agreements—Employment Agreement-Chief Executive Officer” below). This Employment Agreement provides for the annual review by the HRPC of Mr. Bridgwater’s base salary. For fiscal year 2006, the HRPC recommended, and the Board of Directors approved, an increase in Mr. Bridgwater’s annual base salary to $475,000 effective April 1, 2006, which represents an 11.76% increase over the prior year’s salary of $425,000. This increase was largely the result of the findings from the Mercer survey and a compensation analysis that was performed in 2003 and an analysis performed by Stone Partners in 2005.

Non-Equity Based Incentive Compensation Decisions

For 2006, the executive officers’ bonuses were determined by the level of achievement in four areas for the Company: (i) return on equity, (ii) earnings per share, (iii) core deposit growth, and (iv) non-interest income growth. The established targets were aggressive and required substantial effort on the part of the executive officers to achieve. As a result of the level of achievement in these three areas, executives, other than the Chief Executive Officer, received bonuses ranging from 8.72% to 40.61% of their 2006 base salaries.

There had been no short-term incentive payment to our Chief Executive Officer, Mr. Bridgwater, pursuant to his employment agreement dated October 31, 2001, and effective as of January 1, 2002 (the “Old Agreement”). Subsequently, Mr. Bridgwater has executed a new employment agreement dated January 1, 2006 (the “Employment Agreement”). Under this Employment Agreement, any annual bonus earned by Mr. Bridgwater becomes payable on March 15th of the following year. The first non-equity based incentive payment under the Employment Agreement of $118,750 is payable on March 15, 2007.

Equity Based Incentive Compensation Decisions

In 2006, the Company granted 4,500 phantom units, which vest over a four year period, to each of the Named Executives, except for the Chief Executive Officer and Mr. Wasson, who did not join the Company until December 2006. The vesting schedule for the phantom units is 25% per year beginning with the first anniversary of the grant and yielding shares of the Company’s common stock upon vesting. Additionally, Mr. Raffaele and Mr. Lyles along with other members of the Shared Services Executive Team were awarded immediate matching grants on the shares which vested in 2006 from awards that they had received in previous years. These matching grants mirrored the number of vesting shares for which the recipients took possession by paying the taxes due on the shares. The Company also paid a cash bonus to cover the tax liability on the matching grant. This special award was available only in 2006 as a means of increasing ownership among the Named Executives.

The performance objectives set forth in Mr. Bridgwater’s Old Agreement were not satisfied for fiscal year 2005 and as a result, no annual awards of stock options or restricted stock were paid during fiscal year 2006. The Employment Agreement awarded Mr. Bridgwater 125,000 Performance Restricted Share Units (“PRSUs”), which will vest on December 31, 2009. As a result of the 3-for-2 stock split effective December 1, 2006, the available PRSUs held by Mr. Bridgwater were adjusted to 187,500. Mr. Bridgwater earns vesting points upon the satisfaction of certain performance measures and standards including (i) compounded annual EPS growth, (ii) average ROE percentage; and (iii) Board evaluation related to fulfillment of the strategic plan. Additionally, Mr. Bridgwater must remain continuously employed by the Company during this period of the Employment Agreement which extends his employment contract through December 31, 2009.

Employee Savings Plan and Deferred Compensation Plan

The amount of contribution made by the Company on behalf of the Named Executives as either the employer matching contribution on the 401(k) portion of the Employees Savings Plan, or as interest paid on the deferred income in the Deferred Compensation Program averages 2.53% of base salaries. The Company did not make a profit sharing contribution to the Employee Savings Plan in 2006.

Perquisites

Bank-owned vehicles or fixed mileage allowance.    All of the Named Executives receive either a bank-owned vehicle or a fixed mileage allowance. The direct or imputed income associated with this benefit averages 3.47% of base salaries.

Relocation.    In 2006, one of the Named Executives, Mr. McMath, was relocated to Houston. His relocation package, including bonus to cover related tax liability, amounted to $71,150.25, or 37.95% of his base salary.

Club Memberships.    In 2006, Mr. McMath received $25,000 towards the purchase of a club membership. All Named Executives receive reimbursement of monthly club dues. The amount of reimbursement for club dues averages 1.72% of base salaries.

Agreements

Employment Agreement—Chief Executive Officer

The Employment Agreement with Mr. Bridgwater was entered into effective January 1, 2006 and extends through December 31, 2009, subject to earlier termination under certain circumstances. Prior to the execution of the Employment Agreement, Mr. Bridgwater had executed the Old Agreement, dated October 31, 2001 and effective January 1, 2002, that was in effect and was utilized as the basis for determining any performance bonus earned during fiscal year 2005 that would have been paid during fiscal year 2006.

Mr. Bridgwater’s Employment Agreement provides for a base salary subject to annual review by the HRPC which may recommend to the Board of Directors an increase in the base salary if it is determined to be appropriate. For fiscal year 2006, the HRPC recommended, and the Board of Directors approved, an increase in Mr. Bridgwater’s annual base salary to $475,000 effective April 1, 2006, which represents an 11.76% increase over the prior year’s salary of $425,000. This increase was largely the result of the findings from the Mercer survey, a compensation analysis that was performed in 2003 and an analysis performed by Stone Partners in 2005.

The Employment Agreement entitles Mr. Bridgwater to an annual performance bonus of up to 75% of his base salary, subject to the satisfaction of certain performance criteria. Such performance criteria are (i) compound annual growth in the Company’s earnings per share, (ii) average return on equity for the Company and (iii) the Board’s evaluation of Mr. Bridgwater’s performance. If in any year, the performance in any one of these three categories falls below the established threshold level, Mr. Bridgwater will not receive any annual performance bonus. If the performance in each of the three performance categories meets the minimum threshold level, the annual performance bonus for Mr. Bridgwater will be 25% of his base salary. If the performance in each of the three performance categories meets at the target level, the annual performance bonus for Mr. Bridgwater will be 50% of his base salary. If the performance in each of the three performance categories is at or above expectations, the annual performance bonus for Mr. Bridgwater will be 75% of his base salary. For the purpose of clarity, Mr. Bridgwater’s annual performance bonus is based upon his lowest level of performance in any of the three performance categories. Pursuant to the Employment Agreement, Mr. Bridgwater will receive a 2006 performance bonus of $118,750, or 25% of his base salary, on March 15, 2007. In addition, Mr. Bridgwater is entitled to receive annual awards of options and restricted shares if the performance objectives set forth in his Employment Agreement are satisfied.

The performance objectives set forth in Mr. Bridgwater’s Old Agreement were not satisfied for fiscal year 2005 and, as a result, no annual award of stock options or restricted stock was paid in fiscal year 2006. There were no 2006 short-term incentive payments to Mr. Bridgwater pursuant to the Incentive Program under the Old Agreement. The amount contributed by the Company to the Savings Plan on behalf of Mr. Bridgwater in the form of employer match was $6,750.02, and the amount of interest paid to Mr. Bridgwater based upon his balance in the Deferred Compensation Plan was $17,222.04.

In determining the amount and form of Mr. Bridgwater’s annual base salary, bonus and contributions for fiscal year 2006, the HRPC took into account the Company’s financial performance during 2005 and the satisfaction of certain financial goals for such period, the effectiveness and quality of Mr. Bridgwater’s leadership of the Company in a difficult interest rate environment and, in particular, Mr. Bridgwater’s ongoing efforts to implement our business and growth strategies. We believe that Mr. Bridgwater’s total compensation is reasonable and competitive based upon compensation survey data and comparable performance information.

Mr. Bridgwater’s Employment Agreement contains provisions for severance payments in the case of Mr. Bridgwater’s termination of employment without cause prior to the expiration of the employment term and prior to a change in control. In the case of such a termination, the Company will be obligated to continue payment of Mr. Bridgwater’s base salary and to continue the provision of benefits through the employment term of his Employment Agreement. Mr. Bridgwater will also be entitled to receive a pro rata portion of the 187,500 performance shares he is entitled to receive on January 1, 2010 (and the associated tax payment) as calculated pursuant to the terms of the Employment Agreement. If Mr. Bridgwater voluntarily terminates his employment based on a material breach by the Company of a material provision of the Employment Agreement prior to the expiration of the employment term and prior to a change in control, the Company will be obligated to pay Mr. Bridgwater a lump sum cash payment in an amount equal to the aggregate base salary that he would have earned during the remainder of the employment term, and the Company shall be obligated to continue the provision of benefits through the employment term. If, following a change in control, Mr. Bridgwater’s employment terminates for any reason other than death or disability, or Mr. Bridgwater voluntarily resigns for good reason, the successor company will be obligated to pay Mr. Bridgwater a lump sum cash payment equal to three times his base salary and cash bonus as calculated pursuant to the Employment Agreement and will be obligated to continue benefits through the remainder of the employment term or three years after the change in control, whichever is greater. Furthermore, if there is a change in control prior to the expiration of the employment term, Mr. Bridgwater’s right to receive the 187,500 performance shares of common stock previously referenced (and the associated tax payment) shall automatically accelerate.

Severance and Non-Competition Agreements

Severance and non-competition agreements exists with all of the Named Executives including: Mr. Raffaele, effective June 1, 2004; Mr. Lyles, effective May 2, 2005; Mr. Rossitto effective January 23, 2006; Mr. McMath effective March 1, 2006; and Mr. Wasson, effective December 4, 2006. Pursuant to their respective agreements and in consideration of the covenants contained in each agreement, Mr. Raffaele was granted 4,500 shares of the Company’s common stock; Mr. Lyles was granted 12,000 shares, 4,500 of which vest over a four-year period, and a $75,000 execution bonus; Mr. Rossitto was granted 7,500 common shares with a tax equalization bonus to cover his tax obligation on the shares and a $75,000 execution bonus; Mr. McMath was granted 7,500 common shares with a tax equalization bonus to cover his tax obligation on the shares and a $50,000 execution bonus; and Mr. Wasson was granted 7,500 shares of the Company’s common stock, effective January 1, 2007, with a tax equalization bonus to cover his tax obligation on the shares and a $50,000 execution bonus.

These agreements provide for the following severance payments and benefits upon a termination of employment under the circumstances described below: (i) two years’ base pay payable in equal installments in accordance with the Company’s regular pay period; (ii) an annual bonus for two years in an amount equal to the highest annual bonus paid to the respective executive officer during the three years preceding termination or change in control (as defined in the agreement); (iii) continued eligibility for Company perquisites, welfare and life insurance benefit plans, to the extent permitted, and in the event participation is not permitted, payment of the costs of such welfare benefits for a period of two years following termination of employment; (iv) payment of up to $20,000 in job placement fees; and; (v) to the extent permitted by law or the applicable plan, accelerated vesting and termination of all forfeiture provisions under all benefit plans, options, stock grants or other similar awards.

To become eligible for such severance benefits, either (i) the Company must terminate the executive officer’s employment prior to any change in control for any reason other than cause, disability (as such terms are defined in the agreement) or death; or (ii) following a change in control, either the Company (or its successor) for any reason other than cause, disability or death, or the executive officer for good reason (as defined in the agreement), terminate the executive officer’s employment within two years of the change in control, or the Company (or its successor) otherwise terminate the executive officer’s employment after such two year period for any reason other than cause, disability or death.

Report of the Human Resources Programs Committee

The Human Resources Programs Committee has reviewed and discussed the foregoing Compensation Disclosure and Analysis with the management of the Company. Based on this review and discussion, we recommend to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the Meeting.

Human Resources Programs Committee:

George Beatty, Jr., Chairman

Edward R. Bardgett

Anat Bird

Raimundo Riojas Encinas

Summary Compensation Table

The following table sets forth the compensation of (i) the Chief Executive Officer of the Company, and (ii) the other four most highly compensated executive officers of the Company or the Bank who were serving as executive officers at the end of 2006 (collectively, the “Named Executives”) for the year ended December 31, 2006.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
J. Downey Bridgwater Chairman, President and Chief Executive Officer	2006	$462,500	—	$720,169	$2,036	$166,250	—	$23,176	$1,374,131

Zach L. Wasson (5) Executive Vice President and Chief Financial Officer	2006	$22,035	$50,000	—	—	—	—	—	$72,035

Stephen C. Raffaele Executive Vice President and Chief Investment Officer	2006	$254,833	—	$38,871	$8,150	$23,586	—	$34,680	$360,120

Sonny B. Lyles Executive Vice President, Chief Risk Officer and Chief Credit Officer	2006	$246,250	$76,213	$44,225	—	$25,000	—	$33,310	$424,998

John A. Rossitto (6) Executive Vice President and Chief Executive Officer of Retail Banking	2006	$212,307	$112,710	$89,961	—	—	—	$62,036	$477,014

C. Wallis McMath, Jr. (7) Executive Vice President and Chief Information Officer	2006	$187,500	$76,250	$99,200	—	—	—	$165,935	$528,885

(1)	The amounts in this column reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) of awards pursuant to the 2003 Plan and thus may include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 14 of the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on or around February 28, 2007.

(2)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) of awards pursuant to the 2003 Plan and thus include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of this amount for fiscal years ended December 31, 2004, 2005 and 2006 are included in footnote 14 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2007. Assumptions used in the calculation of this amount for the fiscal year ended December 31, 2003 are included in footnote 13 to the Company’s audited financial statements for the fiscal year ended December 31, 2005, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2006.

(3)	The amounts in this column reflect the cash awards to the Named Executives under the short-term incentive program, which is discussed in further detail on page 19 under the heading “Non-Equity Based Incentive Compensation”.

(4)	This column indicates amounts for various benefits and perquisites provided to the named executive officers. For Mr. Bridgwater, the amount, includes membership dues for club memberships of $14,412, personal use of automobile—$1,114, the Company’s matching contributions under the 401(k) Plan—$6,750, and the Company’s payment of insurance premiums—$900. For Mr. Raffaele, the amount includes membership dues for club memberships of $5,117, personal use of automobile—$7,023, tax reimbursement payments—$17,830, the Company’s matching contributions under the 401(k) plan—$4,038, and the Company’s payment of insurance premiums—$672. For Mr. Lyles, the amount includes an automobile allowance—$14,400, tax reimbursement payments—$11,694, the Company’s matching contributions under the 401(k) Plan—$6,497, and the Company’s payment of insurance premiums—$719. For Mr. Rossitto, the amount includes membership dues for club memberships of $758, automobile allowance—$13,550, tax reimbursement payments—$45,025, the Company’s matching contributions under the 401(k) plan—$1,969, and the Company’s payment of insurance premiums—$734. For Mr. McMath, the amount includes, initial membership fees and membership dues for club membership of $28,524, moving expenses—$49,115, automobile allowance—$12,000, tax reimbursement payments—$73,350, the Company’s matching contributions under the 401(k) Plan—$2,531, and the Company’s payment of insurance premiums—$415.

(5)	Zach L. Wasson was named Executive Vice President and Chief Financial Officer upon joining the Company on December 4, 2006.

(6)	John A. Rossitto was named Executive Vice President and Chief Executive Officer of Retail Banking upon joining the Company on January 23, 2006.

(7)	C. Wallis McMath was named Executive Vice President and Chief Information Officer upon joining the Company on March 1, 2006.

Grants of Plan-Based Awards

The Company maintains the 2003 Stock Incentive and Compensation Plan (“the 2003 Plan”) for all of its officers and employees, which is administered by the HRPC. An aggregate of 3,225,000 shares are issuable under the 2003 Plan. During 2006, stock options covering 195,827 shares were issued under the 2003 Plan, however, no stock options were issued to the executive officers named in the Summary Compensation Table. Additionally, prior to the adoption of the 2003 Plan, the Company maintained the 1994 Stock Incentive Plan, as amended and restated (the “1994 Stock Incentive Plan”). Stock options previously issued pursuant to the 1994 Stock Incentive Plan continue to remain outstanding in accordance with their original terms.

The following table sets forth information concerning the each grant of an award made to a Named Executive in 2006 under the Company’s equity plans.

	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name		Threshold ($)		Target ($)	Maxi- mum ($)	Thres- hold (#)	Target (#)		Maxi- mum (#)
J. Downey Bridgwater	—	166,250	(1)	—	—	—	187,500	(2)	—	—		—	—	$2,880,675
Zach L. Wasson	—	34,375		—	—	—	—		—	—		—	—	—
Stephen C. Raffaele	10/01/06	22,225	(4)	—	—	—	—		—	4,500	(3)	—	—	$60,255
Sonny B. Lyles	7/01/06	43,750	(5)	—	—	—	—		—	4,500	(3)	—	—	$55,575
John A. Rossitto	2/01/06	12,500		—	—	—	—		—	4,500	(3)	—	—	$49,230
C. Wallis McMath, Jr.	4/01/06	13,125		—	—	—	—		—	4,500	(3)	—	—	$49,365

(1)	Pursuant to Mr. Bridgwater’s employment agreement dated January 1, 2006, he achieved the threshold level of non-equity compensation for 2006 based on the following: the Company’s EPS growth exceeded 12% (actual was 27%), the Company’s ROE exceeded 12% (actual was 12.66%), and the Board evaluated Mr. Bridgwater’s performance as “above expectations”.

(2)	Pursuant to Mr. Bridgwater’s employment agreement dated January 1, 2006, he was awarded up to 187,500 performance restricted share units which vest on December 31, 2009, if certain performance criteria are achieved over the four year period ending on that date. The performance criteria are: the Company’s compound annual EPS growth, the Company’s average return on equity and the Board’s evaluation of the Company’s achievement of its strategic plan.

(3)	This award vests equally over a four year period on the grant date anniversary pursuant to the 2003 Plan.

(4)	Mr. Raffaele received $23,586 of this amount in 2006 as reflected in the Summary Compensation Table.

(5)	Mr. Lyles received $25,000 of this amount in 2006 as reflected in the Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning unexercised options; stock that has not vested; and equity incentive plan awards outstanding as of December 31, 2006 for each of the Named Executives.

	Options Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercisable Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
J. Downey Bridgwater	94,271 1,576 9,000	— 394 3,000	— — —	$6.02 8.32 8.26	1/1/08 1/2/13 2/26/13	—	—	187,500	(2)	$2,441,250	(2)

Zach L. Wasson	—	—	—	—	—	—	—	—		—

Stephen C. Raffaele	22,500 39,375	— 13,125	— —	$5.92 8.34	8/2/09 3/3/13	9,375	$122,062	—		—

Sonny B. Lyles	—	—	—	—	—	10,125	$131,828	—		—

John A. Rossitto	—	—	—	—	—	4,500	$58,590	—		—

C. Wallis McMath, Jr.	—	—	—	—	—	4,500	$58,590	—		—

(1)	All options listed below vest at a rate of 25% per year over the first four years of the ten-year option term.

(2)	Pursuant to Mr. Bridgwater’s employment agreement dated January 1, 2006, he was awarded up to 187,500 performance restricted share units which vest on December 31, 2009, if certain performance criteria are achieved over the four year period ending on that date. The performance criteria are: the Company’s compound annual EPS growth, the Company’s average return on equity and the Board’s evaluation of the Company’s achievement of its strategic plan.

For a detailed discussion of the material factors of the Named Executives compensation see the “Compensation Discussion and Analysis” beginning on page 17 of this Proxy Statement.

Option Exercises and Stock Vested

The following table sets forth information concerning the exercise of stock options and the vesting of stock awards during 2006 by the Named Executives, and the fiscal year-end value of unexercised options.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise (#)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
J. Downey Bridgwater	21,822	(1)	$136,152	—	—
Zach L. Wasson	—		—	—	—
Stephen C. Raffaele	—		—	3,159	$42,432
Sonny B. Lyles	—		—	3,750	$40,775
John A. Rossitto	—		—	7,500	$78,500
C. Wallis McMath, Jr.	—		—	7,500	$89,100

(1)	On January 27, 2006, Mr. Bridgwater exercised options on 6,822 shares (split adjusted) with an exercise price of $3.90 per share and a market price of $11.37 per share (split adjusted). On March 9, 2006, Mr. Bridgwater exercised options on 15,000 shares (split adjusted) with an exercise price of $6.02 per share and a market price of $11.70 per share (split adjusted).

Nonqualified Deferred Compensation

The following table sets forth information concerning the Company’s Deferred Compensation Plan which provides for the deferral of compensation on a basis that is not tax qualified.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FY ($)(2)
J. Downey Bridgwater	—	—	$17,222	—	$344,637
Zach L. Wasson	—	—	—	—	—
Stephen C. Raffaele	—	—	$266	—	$5,330
Sonny Lyles	—	—	—	—	—
John A. Rossitto	—	—	—	—	—
C. Wallis McMath, Jr.	$16,875	—	$296	—	$17,171

(1)	During 2006 the Company paid interest on the deferred compensation balances at a fixed rate of 5.19%. This rate does not exceed the threshold rate requiring disclosure on the Summary Compensation Table and, therefore, the amounts are not included on that table.

(2)	The amounts reported in the aggregate balance at last fiscal year end were reported as compensation to the named executive officer in the Company’s Summary Compensation Table in previous years.

Potential Payments Upon Termination or Change in Control

J. Downey Bridgwater

Pursuant to the terms of his Employment Agreement, if the Company terminates Mr. Bridgwater’s employment without cause prior to the expiration of the employment term and prior to a change in control, the Company shall be obligated to continue payment of Mr. Bridgwater’s base salary and to continue the provision of benefits under the terms of the Employment Agreement through the employment term. Mr. Bridgwater will also be entitled to receive a pro rata portion of 187,500 shares referenced above under “Agreements—Employment Agreement—Chief Executive Officer” (and the associated tax payment) as calculated pursuant to the terms of the

Employment Agreement. If Mr. Bridgwater voluntarily terminates his employment based on a material breach by the Company of a material provision of the Employment Agreement prior to the expiration of the employment term and prior to a change in control, the Company shall be obligated to pay Mr. Bridgwater a lump sum cash payment in an amount equal to the aggregate base salary that he would have earned during the remainder of the employment term, and shall be obligated to continue the provision of benefits under the terms of the Employment Agreement through the employment term. For illustrative purposes only, under either of these scenarios, if Mr. Bridgwater’s employment with the Company has terminated on February 23, 2007, he would have received $1,425,000 (base salary payments), welfare benefits equal to $85,653, continued Company perquisites equal to $59,496; $50,000 to cover job placement services fees; and the accelerated vesting of options and other equity equal to $1,668,152. Company’s common stock. If, following a change in control, the Company terminates Mr. Bridgwater’s employment for any reason other than death or disability, or Mr. Bridgwater voluntarily resigns for good reason, the Company shall be obligated to pay Mr. Bridgwater a lump sum cash payment equal to three times his base salary and cash bonus as calculated pursuant to the his Employment Agreement, and shall be obligated to continue benefits through the remainder of the employment term or three years after the change in control, whichever is greater. Under such circumstance, had Mr. Bridgwater terminated his employment with the Company on February 23, 2007, he would be entitled to receive $1,425,000 (base salary payment); $712,500 (annual bonus payment); $50,000 to cover job placement services fees; welfare benefits equal to $85,653; continued Company perquisites equal to $59,496; and the accelerated vesting of options and other equity awards equal to $2,759,402. Furthermore, if there is a change in control prior to the expiration of the employment term, Mr. Bridgwater’s right to receive the 187,500 shares of common stock referenced above (and the associated tax payment) shall automatically accelerate.

Sonny B. Lyles, C. Wallis McMath, Jr., Stephen C. Raffaele, John A. Rossitto, and Zach L. Wasson

The Company has entered into severance and non-competition agreements with several of its executive officers, including Mr. Lyles, effective May 2, 2005; Mr. McMath, effective March 1, 2006; Mr. Raffaele, effective June 1, 2004; Mr. Rossitto, effective January 23, 2006; and Mr. Wasson, effective December 4, 2006. Pursuant to their respective agreements and in consideration of the covenants contained in each agreement, Mr. Lyles was granted 12,000 shares, 4,500 of which vest over a four-year period, and a $75,000 bonus, Mr. McMath was granted 7,500 shares of the Company’s common stock, Mr. Raffaele was granted 4,500 shares of the Company’s common stock, Mr. Rossitto was granted 7,500 shares of the Company’s common stock, and Mr. Wasson was granted 7,500 shares of the Company’s common stock (the grant was made on January 1, 2007).

The agreements provide for the following severance payments and benefits upon a termination of employment under the circumstances described below: (i) two years’ base pay payable in equal installments in accordance with the Company’s regular pay period; (ii) an annual bonus for two years in an amount equal to the highest annual bonus paid to the respective executive officer during the three years preceding termination or change in control (as defined in the agreement); (iii) continued eligibility for Company perquisites, welfare and life insurance benefit plans, to the extent permitted, and in the event participation is not permitted, payment of the costs of such welfare benefits for a period of two years following termination of employment; (iv) payment of up to $20,000 in job placement fees; and; (v) to the extent permitted by law or the applicable plan, accelerated vesting and termination of all forfeiture provisions under all benefit plans, options, restricted stock grants or other similar awards.

To become eligible for such severance benefits, either (i) the executive officer’s employment with the Company must be terminated by the Company prior to any change in control for any reason other than cause, disability (as such terms are defined in the agreement) or death; or (ii) following a change in control, the executive officer’s employment with the Company (or its successor) is terminated within two years of the change in control either by the Company (or its successor) for any reason other than cause, disability or death or by the executive officer for good reason (as defined in the agreement), or the executive officer’s employment is otherwise terminated by the Company (or its successor) after such two year period for any reason other than cause, disability or death.

Under the terms of their respective agreement, each executive officer has agreed to the following: (i) to not compete, either as an owner, employee or agent of a financial institution, with the Company or any subsidiary within Harris County, Texas or any contiguous county or otherwise request or induce any customer, depositor or borrower to terminate its business relationship with the Company or any subsidiary during the period of his employment and until the first anniversary of his termination of employment; (ii) to not solicit the employment of any officers or employees of the Company or its subsidiaries during the period of his employment and until the first anniversary of his termination of employment; and (iii) to not disclose, or otherwise use for his benefit or the benefit of any person other than the Company and its subsidiaries, any confidential information (as defined in the agreement) of the Company.

The following table sets forth the severance amounts that each of Messrs. Wasson, Raffaele, Rossitto, Lyles and McMath would be entitled to receive if their employment relationship with the Company had been terminated as described above on February 23, 2007. The following table is for illustrative purposes only:

Severance Benefits Table

Executive	Base Pay	Annual Bonus	Job Placement Fees	Welfare Benefits	Company Perquisites	Vesting of Option and other Equity Awards	Total
Sonny B. Lyles	$600,000	$200,000	$20,000	$46,735	$28,800	$170,235	$1,065,770
C. Wallis McMath, Jr.	$450,000	$52,500	$20,000	$42,482	$37,699	$52,380	$655,061
Stephen C. Raffaele	$600,000	$44,452	$20,000	$56,437	$37,699	$420,142	$1,178,730
John A. Rossitto	$470,000	$75,000	$20,000	$54,541	$28,800	$39,285	$687,626
Zach L. Wasson	$600,000	$325,000	$20,000	$56,724	$28,800	$87,300	$1,117,824

Compensation Committee Interlocks and Insider Participation

The members of the HRPC during the 2006 fiscal year were George Beatty, Jr., Edward R. Bardgett, Anat Bird and Raimundo Riojas Encinas. None of the members of HRPC was an officer or employee of the Company or any of its subsidiaries in 2006 nor was any member formerly an officer or employee of the Company or any of its subsidiaries.

During 2006, no executive officer of the Company served as (i) a member of a compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the HRPC of the Company, (ii) a director of another entity, one of whose executive officers served on the HRPC, or (iii) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2006, regarding compensation plans (including individual compensation arrangements) under which equity securities are authorized for issuance:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities shown in the first column)
Equity compensation plans approved by shareholders (1)	1,590,708	$7.73	2,049,900
Equity compensation plans not approved by shareholders	—		—

Total	1,590,708

Consists of shares of the Company’s common stock issued or remaining available for issuance under the 2003 Plan, 1994 Stock Incentive Plan and, 2004 Employee Stock Purchase Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to the Company concerning persons who beneficially owned more than 5% of the outstanding Common Stock of the Company as of March 1, 2007. The table also shows information concerning beneficial ownership by all directors and director nominees, by each of the executive officers named in the Summary Compensation Table and by all directors and executive officers as a group. The number of shares beneficially owned by each director or officer is determined under the rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which an individual has the sole or shared voting power or investment power and also shares that the individual has the right to acquire within 60 days through the exercise of any stock option or other right. Unless otherwise noted, each person listed below has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares listed.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percent of Class
Barclay’s Global Investments 45 Fremont Street San Francisco, California 94105	5,608,655	(1)	7.90%

Edward R. Bardgett	593
George Beatty, Jr.	10,704		*
Anat Bird	17,874		*
J. Downey Bridgwater	211,618	(2)	*
James D. Calaway	8,761		*
Bruce J. Harper	34,743		*
Bernard A. Harris, Jr.	861
David L. Hatcher	32,580		*
Glenn H. Johnson	99,534	(3)	*
R. Bruce LaBoon	20,687		*
Sonny B. Lyles	21,052	(4)	*
C. Wallis McMath	8,800	(5)
G. Edward Powell	18,659		*
Stephen C. Raffaele	104,321	(6)
Raimundo Riojas E.	626,996	(7)	*
John Rossitto	9,814	(8)
Roland X. Rodriguez	315		*
Dan C. Tutcher	44,897	(9)	*
Zach L. Wasson	7,500
Max W. Wells	8,745	(10)	*
All directors and executive officers as a group (32 persons)	1,541,152	(11)	2.17%

*	Indicates less than one percent.

(1)	According to a Schedule 13G filed with the Securities and Exchange Commission on January 23, 2007, Barclays Global Investors, N.A. and Barclays Global Fund Advisors may be deemed to have beneficial ownership of the shares reflected in the table as of December 31, 2006. Barclays Global Investors, N.A. reported that it had sole dispositive power with respect to 3,480,041 shares and sole voting power with respect to 3,323,261 shares. In addition, Barclays Global Fund Advisors reported that it has sole dispositive power and sole voting power with respect to 2,083,417 shares and Barclays Global Investors, Ltd. reported that it has sole dispositive power and sole voting power with respect to 45,197 shares.

(2)	Includes 108,241 shares that could be acquired pursuant to exercise of outstanding stock options, and 5,636 shares which have been contributed by the Company to Mr. Bridgwater’s 401(k) plan matching account.

(3)

Includes 2,250 shares owned of record by two of Mr. Johnson’s children and managed by Mr. Johnson under a power of attorney; 1,125 shares of record owned by one of Mr. Johnson’s siblings, and managed by

Mr. Johnson under a power of attorney; 22,777 shares owned of record by the Karina K. Johnson Trust No. 1 and the Nancy Loraine Johnson Lucke Trust No. 1, Glenn H. Johnson, Trustee; and 28,248 shares held of record by Johnson & Wurzer, P.C., of which Mr. Johnson is an owner and President.

(4)	Includes 846 shares which have been contributed by the Company to Mr. Lyles’ 401(k) plan matching account, and 1,636 shares acquired pursuant to the 2004 Employee Stock Purchase Plan.

(5)	Includes 1,125 shares that will vest pursuant to a stock grant, and 175 shares which have been contributed by the Company to Mr. McMath’s 401(k) plan matching account.

(6)	Includes 75,000 shares that could be acquired pursuant to exercise of outstanding stock options, and 3,434 shares which have been contributed by the Company to Mr. Raffaele’s 401(k) plan matching account.

(7)	Includes 565,960 shares owned by Glencox Investments, Inc., which is principally owned and controlled by Mr. Riojas, and 10,525 shares held for the benefit of one of his children.

(8)	Includes 1,125 shares that will vest pursuant to a stock grant, 170 shares which have been contributed by the Company to Mr. Rossitto’s 401(k) plan matching account, and 1,019 shares acquired pursuant to the 2004 Employee Stock Purchase Plan.

(9)	Includes 37,500 shares held of record by Magic Interests, Ltd., of which Mr. Tutcher is sole general partner.

(10)	Includes 307 shares which have been contributed by the Company to Mr. Wells’ 401(k) matching account, and 938 shares acquired pursuant to the 2004 Employee Stock Purchase Plan.

(11)	Includes issued and outstanding shares that are beneficially owned as of March 1, 2007, and 136,643 shares issuable upon the exercise of (i) fully vested outstanding stock options, or (ii) stock options that vest within 60 days of March 1, 2007.

CERTAIN TRANSACTIONS WITH RELATED PERSONS

Certain of the Company’s officers and directors are, or have been in the past, customers of the Bank and its predecessor banks, and some of the Company’s officers and directors are directors, officers or shareholders of entities which are, or have been in the past, customers of such banks. As such customers, they have had transactions in the ordinary course of business with the Bank and its predecessor banks, including outstanding loans. All loans made were on substantially the same terms as those prevailing at the time for comparable transactions with other unaffiliated persons, and did not involve more than a normal risk of collectability for any credit transactions or otherwise present any other unfavorable features. All credit transactions involving officers and directors of the Company and the Bank are reviewed and approved by the Loan Committee of the Bank and are disclosed and reviewed monthly in the meetings of the Board of the Bank.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”). Officers, directors and holders of more than 10% of the Company’s outstanding common stock are required to furnish the Company with copies of all forms they file pursuant to Section 16(a) of the Exchange Act.

Based solely upon the information provided to the Company by its directors, executive officers and ten percent beneficial owners, including representations received from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that all filings required under Section 16(a) of the Exchange Act have been made, except that the following individuals filed Form 4s late: Max Wells filed on May 9, 2006; Stephen C. Raffaele filed on May 31, 2006; Sonny B. Lyles filed on July 5, 2006 and Anat Bird filed on August 24, 2006, each reporting earlier dispositions of securities.

PROPOSAL 2:

APPROVAL OF AMENDMENT TO RESTATED AND AMENDED

ARTICLES OF INCORPORATION TO INCREASE AUTHORIZED

NUMBER OF SHARES OF COMMON STOCK

The Board of Directors is seeking shareholder approval to amend Article 4 of the Company’s Restated and Amended Articles of Incorporation (the “Articles of Incorporation”) to increase the number of authorized shares of Common Stock of the Company from 100,000,000 to 150,000,000 shares. This proposal has been unanimously approved by the Board of Directors subject to approval by the shareholders of the Company. If the proposed amendment is authorized, the text of the first paragraph of Article 4 of the Articles of Incorporation would be amended to read as follows:

“The total number of shares of all classes of stock which the Corporation shall be authorized to issue is 151,000,000 shares, divided into the following: (i) 1,000,000 shares of Preferred Stock, par value $1.00 per share (Preferred Stock); and (ii) 150,000,000 shares of Common Stock, par value $1.00 per share (Common Stock).”

As of the Record Date, no shares of Preferred Stock and 71,018,972 shares of Common Stock were outstanding, after giving effect to the three-for-two stock split of the Company’s Common Stock (effected as a stock dividend) distributed on December 15, 2006, to holders of record on December 1, 2006. Also, as of the Record Date and after giving effect to the three-for-two split effected in December, 2006, (i) 1,946,712 shares of Common Stock were reserved for issuance under the Company’s 2003 Stock Incentive and Compensation Plan and, (ii) 2,161,747 shares were reserved for issuance under the 2004 Employee Stock Purchase Plan. On September 29, 2006, the Company completed the acquisition of BOTH, Inc. and its subsidiary, Bank of the Hills in a merger, pursuant to which the shareholders of BOTH, Inc. were issued 2,015,202 shares of Common Stock and $31,530,162. On January 24, 2007, the Company entered into an Agreement and Plan of Merger providing for the acquisition of Partners Bank of Texas for an aggregate merger consideration of $52,000,000. The stock portion of the merger consideration will be equal to $26,500,000 divided by the average closing price of the Company’s common stock for the ten consecutive trading days ending on the fifth day prior to closing. The Company has previously filed a shelf registration statement on Form S-4 with the SEC for purposes of registering 10,000,000 shares of Common Stock which the Company intends to use for future stock acquisitions. As a result of the Company’s prior stock splits, there are currently 20,334,371 shares of Common Stock registered under the shelf registration which are available for issuance in potential future acquisitions.

Reasons For The Proposed Amendment

The proposed increase in the authorized shares of Common Stock has been recommended by the Board to ensure that an adequate supply of authorized and unissued shares is available for general corporate needs, such as employee benefit plans, the conversion of other securities (such as preferred stock) that may be issued by the Company, future stock splits, stock dividends and other distributions to shareholders, raising additional capital, financing arrangements, and acquisitions by the Company of other banks or businesses if favorable opportunities become available. Except for issuances of shares of Common Stock (i) pursuant to the Company’s acquisition of Partners Bank of Texas discussed above, and (ii) pursuant to the Company’s 2003 Stock Incentive and Compensation Plan and the 2004 Employee Stock Purchase Plan, the Company has no present plans, arrangements or understandings to issue any additional shares of Common Stock.

Possible Effects Of The Proposed Amendment

If approved by the shareholders, the additional authorized shares of Common Stock would be available for issuance at the discretion of the Board without further shareholder approval (subject to applicable rules of the National Association of Securities Dealers, Inc.), without the delay and expense incident to holding a special meeting of shareholders to consider any specific issuance. However, the rules of the National Association of Securities Dealers, Inc. (applicable to NASDAQ Global Select Market System issuers) generally require shareholder approval in the following situations: (i) in connection with the acquisition of certain stock or assets, including another business, from a director, officer or substantial shareholder, or from an entity in which one of such persons has a substantial shareholder, or from an entity in which one of such persons is a substantial shareholder, one of such persons has a substantial direct or indirect interest, and the stock issuable in such transaction could result in an increase in the number of shares or voting power of the outstanding shares of 5% or more, (ii) in a transaction or a series of transactions (except for a public offering of Common Stock for cash) that would result in an increase in the number of shares or voting power of the outstanding shares by 20% or more, (iii) where the issuance of Common Stock would result in a change in control of the Company, or (iv) in connection with a stock option or purchase plan under which stock may be acquired by officers or directors.

Current holders of Common Stock have no preemptive rights, which means that current shareholders do not have a prior right to purchase any new issue of capital stock of the Company in order to maintain their proportionate ownership thereof. The effects of the authorization of additional shares of Common Stock may also include dilution of the voting power of currently outstanding shares and reduction of the portion of dividends and of liquidation proceeds payable to the holders of currently outstanding Common Stock.

In addition, the Board could use the authorized but unissued shares of Common Stock to create impediments to a takeover or a change in control of the Company. Under certain circumstances, such shares could be used to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control of the Company. For example, the Company might seek to frustrate a takeover attempt by making a private sale of a large block of shares to a third party who was opposed to such an attempt. The increase in authorized stock might also be considered as having the effect of discouraging an attempt by a third party to acquire control of the Company, through the acquisition of a substantial number of shares, since the issuance of any shares could be used to dilute the stock ownership of shares of the Company’s voting stock held by such third party. Accordingly, an effect of the increase in the number of authorized shares of Common Stock may be to deter a future takeover attempt. The Board is not presently aware of any plans to acquire control of the Company and has not proposed the amendment to the Articles of Incorporation as an anti-takeover measure.

Required Vote And Recommendation

The affirmative vote of holders of two-thirds of the outstanding shares of Common Stock as of the Record Date is required to approve the proposed amendment to the Company’s Articles of Incorporation. Abstentions and broker non-votes have the same legal effect as a vote against this proposal.

The Board recommends that the shareholders of the Company vote “FOR” the approval of the proposed amendment of the Company’s Articles of Incorporation. Unless otherwise directed in the accompanying proxy card, the persons named therein will vote “FOR” the approval of the proposed amendment of the Company’s Articles of Incorporation.

PROPOSAL 3:

APPROVAL OF AMENDMENT TO THE

2003 STOCK INCENTIVE AND COMPENSATION PLAN

The Board of Directors is seeking shareholder approval of the First Amendment (the “Amendment”) to the Sterling Bancshares, Inc. 2003 Stock Incentive and Compensation Plan (the “2003 Plan”) that increases the number of shares of Company stock that may be delivered under the 2003 Plan by 2,000,000 shares, from 3,225,000 (the 2,150,000 shares originally approved adjusted to reflect a 3 for 2 stock dividend) to 5,225,000 shares. The 2003 Plan is a broad-based incentive plan that provides for granting stock options, restricted stock awards, performance awards, phantom shares, bonus shares, and other stock-based awards to employees, consultants and non-employee directors.

The Company’s board of directors unanimously approved the Amendment on January 29, 2007, subject to stockholder approval of the Amendment at the Meeting. The affirmative vote of at least a majority of the votes cast at the meeting is required to approve the Amendment. If the Amendment is not approved by the stockholders at the annual meeting, then the Amendment will not become effective and the 2003 Plan will continue as currently in effect.

The Board recommends that the shareholders of the Company for “FOR” the approval of the proposed amendment to the 2003 Plan. Unless otherwise directed in the accompanying proxy card, the persons named therein will vote “FOR” the approval of the proposed amendment to the 2003 Plan.

The following description of the material provisions of the 2003 Plan is qualified by reference to the full provisions of the amended and restated 2003 Plan (taking into account the amendment for which approval is sought in this proposal), a copy of which is set forth on Annex A to this proxy statement. Capitalized terms not defined herein shall have the same meanings ascribed to such terms in the plan document.

Purpose and Key Features of the 2003 Plan

The 2003 Plan is designed to enable the Company and its affiliates to provide those individuals upon whom the responsibilities of the successful administration and management of the Company and its affiliates rest with stock-based incentive and reward opportunities designed to align their interests with those of the stockholders of the Company, thereby enhancing the profitable growth of the Company. A further purpose of the 2003 Plan is to provide a means for the Company to attract and retain such individuals in the service of the Company and its affiliates.

Number of Shares Subject to the 2003 Plan

The maximum number of shares of the Company’s common stock that could be issued under the 2003 Plan with respect to awards was initially 2,150,000 shares. As a result of a 3 for 2 stock dividend, the maximum number of shares was increased to 3,225,000. Approximately 1,946,712 shares remain available for future grants under the 2003 Plan as of the Record Date. The Amendment authorizes an additional 2,000,000 shares for delivery with respect to awards, increasing the maximum total from 3,225,000 to 5,225,000 shares. Upon certain corporate events, such as a stock split, recapitalization, reorganization, spinoff and other similar events, the maximum number of shares available under the 2003 Plan will be adjusted to appropriately reflect that event. Thus, it is possible that a greater or lesser number than 5,225,000 shares could actually be delivered with respect to awards under the 2003 Plan.

No participant may receive stock-denominated awards with respect to more than 3,000,000 shares in any calendar year. The maximum amount of cash-denominated performance awards that may be granted to any participant during any calendar year may not exceed $2,000,000.

The shares of common stock to be delivered under the 2003 Plan may be treasury shares or authorized but unissued shares. To the extent that an award terminates, expires, lapses, is settled in cash, the shares subject to the award may be used again with respect to new grants under the 2003 Plan. However, shares tendered or withheld to satisfy the grant or exercise price or tax withholding obligations may not be used again for grants under the 2003 Plan.

The 5,225,000 shares of Common Stock that would be authorized to be issued under the Plan pursuant to the Amendment represent approximately 7.36% of the shares of Common Stock outstanding on March 1, 2007. As of March 1, 2007, awards to acquire 1,573,459 shares of Common Stock had been granted under the 2003 Plan to officers, directors and employees. On March 1, 2007, the closing sale price of a share of Common Stock, as reported on the NASDAQ Global Select Market, was $11.57.

Administration

In general, the 2003 Plan is administered by the Human Resources Program Committee of the Board of Directors or the Company, which is intended to be comprised solely of two or more non-employee directors (within the meaning of Rule 16b-3) who also qualify as “outside directors” (within the meaning assigned to such term under Section 162(m) of the Internal Revenue Code). The term “Committee,” as used in the 2003 Plan, refers to the Compensation Committee and will includes any other committee of the Board, if appointed.

The Committee has the full authority, subject to the terms of the 2003 Plan, to establish rules and regulations for the proper administration of the 2003 Plan, to select the employees, consultants and directors to whom awards are granted, and to determine the type of awards made and the terms of the awards.

Eligibility

All employees and consultants of the Company and its affiliates and the non-employee directors of the Company are eligible to participate in the 2003 Plan. The selection of which of the eligible individuals will receive awards is within the sole discretion of the Committee.

Term of 2003 Plan

The 2003 Plan was first approved by the Company’s stockholders at the Company’s annual 2003 meeting, and became effective as of that date. No awards may be granted under the 2003 Plan after April 28, 2013, the 10th anniversary of the date the 2003 Plan was first approved by the Board. However, the Board or the Committee may terminate the 2003 Plan earlier at any time with respect to any shares of common stock for which awards have not theretofore been granted.

Stock Options

The term of each option is as specified by the Committee at the date of grant (but not more than ten years). The effect of the termination of an optionee’s employment, consulting relationship, or membership on the Board is specified in the award agreement that evidences the option grant. The exercise price for each option is determined by the Committee and may be no less than the fair market value of the shares on the date that the option is granted. The Committee also determines the length of service, performance objectives or other conditions, if any, that must be satisfied before all or part of an option may vest and be exercised. The period during which an option may be exercised is set forth in the award agreement.

The status of an option granted to an employee as to whether it is an incentive stock option or a nonstatutory stock option is designated by the Committee at the time of grant. The Committee may determine the method by which the option price may be paid upon exercise, including in cash, check, shares of the Company common stock already owned by the optionee, or by any combination thereof. The 2003 Plan also allows the Committee, in its discretion, to establish procedures pursuant to which an optionee may affect a cashless exercise of an option through a broker.

Restricted Stock

Pursuant to a Restricted Stock award, shares of the Company’s common stock are issued in the name of the employee, consultant or director at the time the award is made, but such shares will be subject to certain restrictions on the disposition thereof and certain obligations to forfeit and surrender the shares to the Company, which may be linked to performance criteria or other specified criteria, including the passage of time, as may be determined in the discretion of the Committee.

Performance Awards

The Committee may grant Performance Awards, which are dollar-denominated awards that may be paid in cash, Company common stock or any combination thereof, as determined by the Committee in its discretion. At the time of the grant, the Committee establishes the dollar amount of each Performance Award, the specified criteria, including the passage of time or performance criteria, that must be achieved, and the performance period over which the performance or vesting goals will be measured. Following the end of the performance period, the Committee determines the amount payable to the holder of the Performance Award based on the achievement of the vesting goals for such performance period. Payment of vested awards will be made in cash and/or in shares of common stock, as determined by the Committee, following the close of the performance period.

Phantom Shares

Phantom Shares are awards of rights to receive amounts equal to a specified number of shares of common stock. Such awards may be subject to the fulfillment of conditions, which may be linked to Performance Criteria or other specified criteria, including the passage of time as the Committee may specify. Payment of Phantom Shares may be made in cash, shares of common stock or any combination thereof, as determined by the Committee in its discretion, and shall be paid following the close of the vesting period. Any payment to be made in cash will be based on the fair market value of a share of common stock on the payment date.

Bonus Shares

Bonus Shares are unrestricted shares of common stock and may be paid as part of, or in lieu of all or any portion of, any bonus, deferred compensation or other compensation of an eligible individual.

Other Stock-Based Award

An Other Stock-Based Award is an award the value of which is based in whole or in part on a share of common stock. The Committee may set such vesting and/or performance criteria as it chooses with respect to such award. Upon vesting, the award may be paid in shares, cash or any combination thereof, as decided by the Committee.

Performance Criteria

With respect to awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code, the Committee establishes performance goals based upon the attainment of such target levels of one or more of the Performance Criteria (as described below) over one or more periods of time, which may be of varying and overlapping durations, as the Committee may select. A performance goal need not be based upon an increase or positive result under a Performance Criteria and could, for example, be based upon limiting economic losses or maintaining the status quo. Which Performance Criteria to be used with respect to any grant, and the weight to be accorded thereto if more than one criteria is used, is determined by the Committee at the time of grant. Following the completion of each specified performance period, the Committee certifies in writing whether the applicable performance goals have been achieved for such performance period. In determining the amount earned by a participant, the Committee has the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the performance period.

For purposes of the 2003 Plan, “Performance Criteria” means the performance goals based upon the attainment of such target levels of net income, cash flows, return on equity, profits, stock price, return on assets, loans, deposits, earnings per Share and classified on nonperforming loans as may be specified by the Committee. Such targets (other than stock price and earnings per share) may be expressed in terms of the Company, a subsidiary, division, business unit, or a bank office, as determined by the Committee. The performance measures are subject to adjustment for changes in accounting standards required by the Financial Accounting Standards Board after the goal is established, and, to the extent provided for in the award agreement, shall be subject to adjustment for specified significant extraordinary items or events. In this regard, performance goals based on stock price are proportionately adjusted for any changes in the price due to a stock split. Performance measures may be absolute, relative to one or more other companies, or relative to one or more indexes, and may be contingent upon future performance of the Company or any Subsidiary, division, or department thereof. A performance goal need not be based upon an increase or positive result under a business criterion and could, for example, be based upon limiting economic losses or maintaining the status quo. Which factor or factors to be used with respect to any grant, and the weight to be accorded thereto if more than one factor is used, is determined by the Committee, in its sole discretion, at the time of grant.

Director Fees

The Committee may elect to pay all or part of the annual director fees in shares of Company stock rather than in cash. In addition, prior to the beginning of a year, a director may elect to defer all or part of his or her director fees for that year to a subsequent date, with the deferral amount either deemed invested in shares of phantom stock of the Company or cash credited with interest.

Miscellaneous

The Committee may amend or modify the 2003 Plan at any time; provided, however, stockholder approval will be obtained for any amendment (i) to the extent necessary and desirable to comply with any applicable law, regulation or stock exchange rule or (ii) to increase the number of shares available.

Upon a change in control of the Company (as defined in the 2003 Plan), awards automatically become fully vested and payable.

Federal Income Tax Aspects of the 2003 Plan

The following is a brief summary of certain of the U.S. federal income tax consequences under the 2003 Plan as normally operated and is not intended to be exhaustive.

As a general rule, no federal income tax is imposed on a participant upon the grant of a an award under the 2003 Plan, other than Bonus Shares, and the Company is not entitled to a tax deduction upon such grant, other than Bonus Shares. When an award is paid or becomes vested, the holder will realize ordinary income in an amount equal to the cash and/or the fair market value of the shares of common stock received at that time, and, subject to Section 162(m) of the Internal Revenue Code, the Company will be entitled to a corresponding deduction. Upon the exercise of a non-statutory stock option, the participant will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the excess of the fair market value of the shares of stock at the time of exercise over the exercise price paid for such shares, and the Company may claim a deduction for compensation paid at the same time and in the same amount as compensation is recognized by the holder, assuming applicable federal income tax reporting requirements are satisfied. Stock options that are incentive stock options (“ISOs”) under Section 422 of the Code are subject to special federal income tax treatment. In general, no federal income tax is imposed on exercise of an ISO although the exercise may trigger alternative minimum tax liability to the optionee, and the Company is not entitled to any deduction for federal income tax purposes in connection with the grant or exercise of an ISO. However, if the optionee disposes of the shares acquired upon exercise of an ISO before satisfying certain holding period requirements, the optionee will be treated, in general, as having received, at the time of disposition, compensation taxable as ordinary income and in such event, the Company may claim a deduction for compensation paid at the same time and in the same amount as the compensation treated as being received by the optionee.

In general, Section 162 (m) of the Internal Revenue Code precludes a public corporation from taking a deduction for annual compensation in excess of $1 million paid to its chief executive officer or any of its four other highest-paid officers unless the compensation qualifies under Section 162(m) of the Internal Revenue Code as “performance-based”. The 2003 Plan has been designed to provide flexibility with respect to whether awards granted by the Committee will qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code and, therefore, be exempt from the deduction limit.

Upon a change in control of the Company, awards granted to certain individuals may be “excess parachute” payments for purposes of Section 280G of the Code and, in such event, the individual would be subject to an additional 20% excise tax with respect to the “parachute value” of the awards and the Company would not be entitled to a tax deduction for such parachute amount.

The 2003 Plan and awards granted under it are intended to comply with Section 409A of the Internal Revenue Code, concerning deferred compensation. Failure to comply could subject a participant to an additional 20% tax.

Inapplicability of ERISA

Based upon current law and published interpretations, the Company does not believe that the 2003 Plan is subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

PROPOSAL 4:

RATIFICATION AND APPROVAL OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has re-appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2007, subject to ratification by the Company’s shareholders. Deloitte & Touche LLP has served as the Company’s independent registered public accounting firm since 1988. Representatives of Deloitte & Touche LLP will be present at the Meeting and will have an opportunity to make a statement at the Meeting if they desire to do so. They will also be available to respond to appropriate questions of Shareholders at the Meeting.

The Company’s organizational documents do not require that the Company’s shareholders ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. The Company is doing so, as it has done in prior years, because the Company believes it is a matter of good corporate practice. If the Company’s shareholders do not ratify the appointment, the Audit Committee may reconsider its selection of the firm as the Company’s independent registered public accounting firm for the year ending December 31, 2007, but the Audit Committee may retain the firm.

The Board and the Audit Committee recommends that the shareholders vote “FOR” the ratification and approval of Deloitte & Touche LLP as the Company’s independent registered public accounting firm, and proxies executed and returned will be so voted unless the proxy card specifies otherwise.

SHAREHOLDER PROPOSALS AT THE NEXT ANNUAL MEETING OF SHAREHOLDERS

Any shareholder who wants to present a proposal at the 2008 Annual Meeting of Shareholders and to have the proposal set forth in the proxy statement and form of proxy mailed in conjunction with that Annual Meeting must submit that proposal in writing to the Secretary of the Company in accordance with the following provisions. Such proposal must comply with the Company’s Bylaws and Rule 14A-8 under the Exchange Act if the proposal is to be considered for inclusion in the Company’s proxy statement for such meeting. Proposals of shareholders intended to be presented at the 2008 Annual Meeting of Shareholders must be received by the Secretary of the Company by November 16, 2007 to be considered for inclusion in the proxy statement and form of proxy relating to the 2008 Annual Meeting. Pursuant to the Company’s Bylaws, for business to be properly brought before the Company’s 2008 Annual Meeting of Shareholders or nominations of persons for election to the Board to be properly made at the 2008 Annual Meeting of Shareholders by any shareholder, notice must be received by the Secretary at the Company’s principal executive offices not less than 120 days and not more than 150 days prior to the first anniversary of the date that the proxy statement for the preceding year’s annual meeting was first sent to shareholders; provided, however, that in the event the date of the 2008 Annual Meeting is changed by more than thirty (30) days from the date contemplated at the time of this Proxy Statement, the notice must be received at least eighty (80) days prior to the date the Company intends to distribute its Proxy Statement with respect to the Company’s 2008 Annual Meeting of Shareholders. The Company’s 2007 Proxy Statement was first sent to shareholders on March 19, 2007. Thus, the notice must be received by the Company no later than November 19, 2007. Any shareholder’s notice must contain and be accompanied by certain information as specified in the Company’s Bylaws. We recommend that any shareholder desiring to make a nomination or submit a proposal for consideration obtain a copy of the Company’s Bylaws, which may be obtained without charge from the Secretary of the Company upon written request addressed to the Secretary at our principal executive offices. Shareholder proposals should be submitted to the Secretary of the Company at 2550 North Loop West, Suite 600, Houston, Texas 77092.

ADDITIONAL FINANCIAL INFORMATION

A copy of the Company’s Annual Report on Form 10-K, including any financial statements, schedules and exhibits thereto is available on the Company’s website at www.banksterling.com. We will also provide a copy of the Company’s Annual Report on Form 10-K, including any financial statements, schedules and exhibits thereto to interested security holders without charge, upon written request. Requests for copies should be addressed to James W. Goolsby, Jr., Secretary, Sterling Bancshares, Inc., 2550 North Loop West, Suite 600, Houston, Texas 77092, telephone (713) 466-8300.

OTHER MATTERS

The management of the Company knows of no other matters that may come before the Meeting. However, if any matters other than those referred to above should properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote all proxies in accordance with their best judgment.

By order of the Board of Directors,

James W. Goolsby, Jr.

Secretary

Annex A

AMENDED AND RESTATED

STERLING BANCSHARES, INC.

2003 STOCK INCENTIVE AND COMPENSATION PLAN

SECTION 1.     Purpose of the Plan

The Sterling Bancshares, Inc. 2003 Stock Incentive and Compensation Plan (the “Plan”) is intended to promote the interests of Sterling Bancshares, Inc., a Texas corporation (the “Company”), by encouraging Employees, Consultants and Directors to acquire or increase their equity interest in the Company and to provide a means whereby they may develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its stockholders. The Plan is also contemplated to enhance the ability of the Company and its Subsidiaries to attract and retain the services of individuals who are essential for the growth and profitability of the Company. The Plan also permits the Company to pay all or part of the Directors’ annual retainer and meeting fees in shares of Common Stock in lieu of cash.

SECTION 2.     Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

“Award” shall mean an Option, Restricted Stock, Performance Award, Phantom Shares, Bonus Shares, or Other Stock-Based Award.

“Award Agreement” shall mean any written or electronic agreement, contract, instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

“Board” shall mean the Board of Directors of the Company.

“Bonus Shares” shall mean an award of Shares granted pursuant to Section 6(d) of the Plan.

“Change of Control” shall mean, and shall be deemed to have occurred:

(i) if any Person, other than any benefit plan of the Company, directly or indirectly, becomes the beneficial owner (as defined in Section 13(d) of the Exchange Act) of securities representing 35% or more of the combined voting power of the Company’s then-outstanding securities, but excluding any such acquisition pursuant to a merger, consolidation or similar business combination involving the Company; or

(ii) upon the consummation of a merger, consolidation, or similar business combination involving the Company, other than any such transaction which results in at least 75% of the total voting power represented by the voting securities of the surviving entity (or the parent entity thereof) outstanding immediately after such transaction being beneficially owned by at least 75% of the holders of the outstanding voting securities of the Company immediately prior to the transaction with the voting power of each such continuing holder relative to other such continuing holders not being substantially altered in the transaction; or

(iii) upon the Board or the stockholders of the Company approving a plan of complete or substantially complete liquidation of the Company; or

(iv) upon the consummation of the sale, lease, or disposition by the Company of 50% or more of the total assets of the Company in one or a series of related transactions; or

(v) upon the individuals who constitute the Board as of the 2003 Annual Meeting of the Stockholders (“Incumbent Board”) ceasing for any reason to constitute at least a majority of the members of the Board, provided that any person becoming a director after the effective date of the Plan whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (other than any individual whose initial assumption of office occurs as a result of either (a) an actual or threatened election contest or (b) an actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations thereunder.

“Committee” shall mean the Human Resources Programs Committee of the Board or any other committee of the Board designated, from time to time, by the Board to act as the Committee under the Plan.

“Consultant” shall mean any individual who is not an Employee or a member of the Board and who provides consulting, advisory or other similar services to the Company or a Subsidiary, including, without limitation, advisory directors and members of the Business Development Board.

“Director” shall mean any member of the Board who is not an Employee.

“Director Fees” shall mean the annual retainer, chair fees and meeting fees earned by a Director for services during a calendar year or part thereof.

“Employee” shall mean any employee of the Company or a Subsidiary.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean, as of any applicable date, the closing sales price for a Share on the Nasdaq Stock Market for the immediately preceding date as reported by Bloomberg Financial Markets, or any other reporting service approved by the Committee, unless the Shares are listed on a national securities exchange, in which case it shall mean the closing sales price on such exchange for the immediately preceding date as reported by Bloomberg Financial Markets or any other reporting service approved by the Committee; provided, however, that if Shares shall not have been quoted or traded on such applicable date, Fair Market Value shall be determined based on the next preceding date on which they were quoted or traded, or, if deemed appropriate by the Committee, in such other manner as it may deem appropriate. In no event shall the Fair Market Value of any Share be less than its par value. In the event the Shares are not publicly traded at the time a determination of its Fair Market Value is required to be made hereunder, the determination of Fair Market Value shall be made in good faith by the Committee.

“Incentive Stock Option” or “ISO” shall mean an option granted under Section 6(a) of the Plan that is intended to qualify as an “incentive stock option” under Section 422 of the Code or any successor provision thereto.

“Non-Qualified Stock Option” or “NQO” shall mean an option granted under Section 6(a) of the Plan that is not intended to be an Incentive Stock Option.

“Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

“Other Stock-Based Award” shall mean an award granted pursuant to Section 6(f) of the Plan that is not otherwise specifically provided for in another paragraph of Section 6 and the value of which is based in whole or in part upon the value of a Share.

“Participant” shall mean any Employee, Consultant or Director granted an Award under the Plan.

“Performance Award” shall mean any right granted under Section 6(c) of the Plan.

“Person” shall mean individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

“Phantom Shares” shall mean an Award of the right to receive Shares issued at the end of a Restricted Period which is granted pursuant to Section 6(e) of the Plan.

“Restricted Period” shall mean the period established by the Committee with respect to an Award during which the Award either remains subject to forfeiture or is not exercisable by the Participant.

“Restricted Stock” shall mean any Share, prior to the lapse of restrictions thereon, granted under Section 6(b) of the Plan.

“Rule 16b-3” shall mean Rule 16b-3 promulgated by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

“SEC” shall mean the Securities and Exchange Commission, or any successor thereto.

“Shares” or “Common Shares” or “Common Stock” shall mean the common stock of the Company, $1.00 par value, and such other securities or property as may become the subject of Awards of the Plan.

“Subsidiary” shall mean any “subsidiary corporation” of the Company as defined in Section 424 of the Code.

SECTION 3.     Administration.

The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) interpret and administer the Plan and any instrument or agreement relating to an Award made under the Plan; (vii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (viii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the company, any Subsidiary, any Participant, any holder or beneficiary of any Award, any stockholder and any other Person. The Committee may, subject to any applicable law, regulatory, securities exchange or other similar restrictions, delegate to one or more officers of the Company, the authority to grant Awards to Employees and Consultants who are not subject to Section 16(b) of the Exchange Act. The Committee may impose such limitations and restrictions, in addition to any required restrictions/limitations, as the Committee may determine in its sole discretion. Any grant made pursuant to such a delegation shall be subject to all of the provisions of the Plan concerning this type of Award.

SECTION 4.     Shares Available for Awards.

(a) Shares Available.    Subject to adjustment as provided in Section 4(c), the number of Shares with respect to which Awards may be granted under the Plan shall be increased by an additional 2,000,000 Shares from

3,225,000 (the original 2,150,000 approved, adjusted for a 3 for 2 stock dividend) to 5,225,000. If an Award is forfeited or otherwise lapses, expires, terminates or is canceled without the delivery of Shares, then the Shares covered by such Award, to the extent of such forfeiture, expiration, lapse, termination or cancellation, shall again be Shares with respect to which Awards may be granted. Shares withheld by the Company to satisfy tax withholding or other payment obligations shall be considered “constructively” delivered under the Plan and shall not again be available for future Awards.

(b) Sources of Shares Deliverable Under Awards.    Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

(c) Adjustments.    In the event of a stock dividend or stock split with respect to Shares, the number of Shares with respect to which Awards may be granted, the number of Shares subject to outstanding Awards, the grant or exercise price with respect to outstanding Awards and the individual annual grant limits with respect to Awards (other than dollar denominated Awards) automatically shall be proportionately adjusted, without action by the Committee; provided, however, such automatic adjustment shall be evidenced by written addendums to the Plan and Award Agreements prepared by the Company and, with respect to Options, shall be in accordance with the Treasury Regulations concerning Incentive Stock Options. Further, in the event that the Committee determines that any distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, reorganization, merger, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or property) with respect to which Awards may be granted, (ii) the number and type of Shares (or other securities or property) subject to outstanding Awards, and (iii) the grant or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

SECTION 5.     Eligibility.

Any Employee, Consultant or Director shall be eligible to be designated a Participant by the Committee.

SECTION 6.     Awards.

(a) Options.    Subject to the provisions of the Plan, the Committee shall have the authority to determine Participants to whom Options shall be granted, the number of Shares to be covered by each Option, the purchase price therefor and the conditions and limitations applicable to the exercise of the Option, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan.

(i) Exercise Price.    The purchase price per Share purchasable under an Option shall be determined by the Committee at the time the Option is granted, but shall not be less than the Fair Market Value per Share on the effective date of such grant.

(ii) Time and Method of Exercise.    The Committee shall determine and provide in the Award Agreement the time or times at which an Option may be exercised in whole or in part, and the method or methods by which, and the form or forms (which may include, without limitation, cash, check acceptable to the Company, Shares already-owned for more than six months, a “cashless-broker” exercise (through procedures approved by the Company), other securities or other property, a note, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price) in which payment of the exercise price with respect thereto may be made or deemed to have been made.

(iii) Incentive Stock Options.    An Incentive Stock Option may be granted only to an individual who is employed by the Company or any parent or subsidiary corporation (as defined in section 424 of the Code) at the time the Option is granted and must be granted within 10 years from the date the Plan was approved by the Board or the shareholders, whichever is earlier. To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is granted) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, such Incentive Stock Options shall be treated as Options which do not constitute Incentive Stock Options. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of a Participant’s Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Participant of such determination as soon as practicable after such determination. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, within the meaning of section 422(b)(6) of the Code, unless (i) at the time such Option is granted the option price is at least 110% of the Fair Market Value of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant. An Incentive Stock Option shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable during the Participant’s lifetime only by such Participant or the Participant’s guardian or legal representative. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision, and any regulations promulgated thereunder.

(iv) Limits.    Subject to adjustment pursuant to Section 4(c), no Participant may receive Options with respect to more than 200,000 Shares during any calendar year.

(b) Restricted Stock.    Subject to the provisions of the Plan, the Committee shall have the authority to determine the Participants to whom Restricted Stock shall be granted, the number of Shares of Restricted Stock to be granted to each such Participant, the duration of the Restricted Period during which, and the conditions, including the performance criteria, if any, under which the Restricted Stock may be forfeited to the Company, and the other terms and conditions of such Awards.

(i) Dividends.    Dividends paid on Restricted Stock may be paid directly to the Participant, may be subject to risk of forfeiture and/or transfer restrictions during any period established by the Committee or sequestered and held in a bookkeeping cash account (with or without interest) or reinvested on an immediate or deferred basis in additional shares of Common Stock, which credit or shares may be subject to the same restrictions as the underlying Award or such other restrictions, all as determined by the Committee in its discretion, as provided in the Award Agreement.

(ii) Registration.    Any Restricted Stock may be evidenced in such manner as the Committee shall deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Restricted Stock granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

(iii) Forfeiture and Restrictions Lapse.    Except as otherwise determined by the Committee or the terms of the Award Agreement that granted the Restricted Stock, upon a Participant’s termination (as determined under criteria established by the Committee) for any reason during the applicable Restricted Period, all Restricted Stock shall be forfeited by the Participant and re-acquired by the Company. The Committee may, when it finds that a waiver would be in the best interests of the Company, waive in whole or in part any or all remaining restrictions with respect to such Participant’s Restricted Stock, provided, however, if the Award is intended to qualify as performance based compensation under Section 162(m) of the Code, such waiver may be only upon a termination due to death or disability. Unrestricted Shares, evidenced in such manner a the Committee shall deem appropriate, shall be issued to the holder of Restricted Stock promptly after the applicable restrictions have lapsed or otherwise been satisfied.

(iv) Transfer Restrictions.    During the Restricted Period, Restricted Stock will be subject to the limitations on transfer as provided in Section 6(g)(ii).

(v) Limits.    Subject to adjustment pursuant to Section 4(c), the maximum number of Shares of Restricted Stock that may be granted to any Participant during any year shall not exceed 200,000 Shares.

(c) Performance Awards.    The Committee shall have the authority to determine the Participants who shall receive a Performance Award, which shall be denominated as a cash amount at the time of grant and confer on the Participant the right to receive payment of all or part of such Award upon the achievement of such performance goals during such performance periods as the Committee shall establish with respect to the Award.

(i) Terms and Conditions.    Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award and the amount of any payment to be made pursuant to any Performance Award.

(ii) Payment of Performance Awards.    Performance Awards may be paid (in cash and/or in Shares, in the sole discretion of the Committee) in a lump sum or in installments following the close of the performance period, in accordance with procedures established by the Committee with respect to such Award.

(iii) Limit.    The maximum amount of all Performance Awards that may be paid to any Participant during any year shall not exceed $2,000,000. To the extent the amount of the earned Performance Award(s) payable to a Participant in any year exceeds $2,000,000, such excess shall be carried over and paid to such Participant as soon as practicable at such future time or times, subject to the $2,000,000 annual payment limit, until paid in full; provided, however, any such carried over amounts shall be paid in full upon a Change of Control or a termination due to death or disability of the Participant.

(d) Bonus Shares.    The Committee shall have the authority, in its discretion, to grant Bonus Shares to Participants. Each Bonus Share shall constitute a transfer of an unrestricted Share to the Participant, without other payment therefor.

(e) Phantom Shares.    The Committee shall have the authority to grant Awards of Phantom Shares to Participants upon such terms and conditions as the Committee may determine.

(i) Terms and Conditions.    Each Phantom Share Award shall constitute an agreement by the Company to issue or transfer a specified number of Shares or pay an amount of cash equal to the Fair Market Value of a specified number of Shares, or a combination thereof to the Participant in the future, subject to the fulfillment during the Restricted Period of such conditions, including performance objectives, if any, as the Committee may specify at the date of grant. During the Restricted Period, the Participant shall not have any right to transfer any rights under the subject Award, shall not have any rights of ownership in the Phantom Shares and shall not have any right to vote such shares.

(ii) Dividends.    Any Phantom Share award may provide, in the discretion of the Committee, that any or all dividends or other distributions paid on Shares during the Restricted Period be credited in a cash bookkeeping account (with or without interest) or that equivalent additional Phantom Shares be awarded, which account or shares may be subject to the same restrictions as the underlying Award or such other restrictions as the Committee may determine.

(iii) Limit.    Subject to adjustment pursuant to Section 4(c), the maximum number of Phantom Shares that may be awarded to any Participant during any year shall not exceed 200,000 Phantom Shares.

(f) Other Stock-Based Awards.    The Committee may also grant to Participants an Other Stock-Based Award, which shall consist of a right which is an Award denominated or payable in, valued in whole or in party by reference to, or otherwise based on or related to, Shares as is deemed by the Committee to be consistent with the purposes of the Plan, which may include stock appreciation rights, whether paid in Shares or cash. Subject to the terms of the Plan, the Committee shall determine the terms and conditions of any such Other Stock-Based Award. Subject to adjustment pursuant to Section 4(c), the maximum number of Shares with respect to which a Participant may be granted an Other Stock-Based Award during any year shall not exceed 200,000 Shares.

(g) General.    Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, any other Award granted under the Plan or any award granted under any other plan of the Company or any Subsidiary. Awards granted in addition to or in tandem with other Awards or awards granted under any other plan of the Company or any Subsidiary may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(i) Limits on Transfer of Awards.

(A) Except as provided in (C) below, each Award, and each right under any Award, shall be exercisable only by the Participant during the Participant’s lifetime, or if permissible under applicable law, by the Participant’s guardian or legal representative as determined by the Committee.

(B) Except as provided in (C) below, no Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than (i) by will or by the laws of descent and distribution or (ii) pursuant to a qualified domestic relations order, and any such purported prohibited assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Subsidiary.

(C) To the extent specifically approved in writing by the Committee, an Award (other than an Incentive Stock Option) may be transferred to immediate family members or related family trusts, limited partnerships or similar entities or other Persons on such terms and conditions as the Committee may establish or approve.

(ii) Terms of Awards.    The term of each Award shall be for such period as may be determined by the Committee; provided, that in no event shall the term of any Award exceed a period of 10 years from the date of its grant.

(iii) Share Certificate.    All certificates for Shares or other securities of the Company or any Subsidiary delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Shares or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(iv) Consideration for Grants.    Awards may be granted for no cash consideration or for such consideration as the Committee determines including, without limitation, such minimal cash consideration as may be required by applicable law.

(v) Deliver of Shares or other Securities and Payment by Participant of Consideration.    No Shares or other securities shall be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award Agreement (including, without limitation, any exercise price or tax withholding) is received by the Company. Such payment may be made by such method or methods and in such form or forms as the Committee shall determine, including, without limitation, cash, Shares, other securities, other Awards or other property, withholding of Shares, cashless exercise with simultaneous sale, or any combination thereof, provided that the combined value, as determined by the Committee, of all cash and cash equivalents and the Fair Market Value of any such Shares or other property so tendered to the Company, as of the date of such tender, is at least equal to the full amount required to be paid pursuant to the plan or the applicable Award Agreement to the Company.

(vi) Performance Criteria.    The Committee shall establish performance goals applicable to those Awards, the payment of which is intended by the Committee to qualify as “performance-based compensation” as described in Section 162(m)(4)(C) of the Code. The performance goals shall be based upon the attainment of such target levels of net income, cash flows, return on equity, profits, stock price, return on assets, loans, deposits, earnings per Share and classified on nonperforming loans as may be specified by the Committee. Such targets (other than stock price and earnings per Share) may be expressed in terms of the Company, a Subsidiary, division, business unit, or a bank office, as determined by the Committee. The performance measures shall be subject to adjustment for changes in accounting standards required by the Financial Accounting Standards Board after the goal is established, and, to the extent provided for in the Award Agreement, shall be subject to adjustment for specified significant extraordinary items or events. In this regard, performance goals based on stock price shall be proportionately adjusted for any changes in the price due to a stock split. Performance measures may be absolute, relative to one or more other companies, or relative to one or more indexes, and may be contingent upon future performance of the Company or any Subsidiary, division, or department thereof. A performance goal need not be based upon an increase or positive result under a business criterion and could, for example, be based upon limiting economic losses or maintaining the status quo. Which factor or factors to be used with respect to any grant, and the weight to be accorded thereto if more than one factor is used, shall be determined by the Committee, in its sole discretion, at the time of grant.

SECTION 7.     Amendment and Termination.

Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan:

(i) Amendments to the Plan.    The Board or the Committee may amend, alter, suspend, discontinue, or terminate the Plan without the consent of any stockholder, Participant, other holder or beneficiary of an Award, or other Person; provided, however, notwithstanding any other provision of the Plan or any Award Agreement, without the approval of the stockholders of the Company (i) no such amendment, alteration, suspension, discontinuation, or termination shall be made that would increase the total number of Shares available for Awards under the Plan, except as provided in Section 4(c) of the Plan, or (ii) permit the exercise price of any outstanding Option that is “underwater” to be reduced or for an “underwater” Option to be cancelled and replaced with a new Award, if such action would result in a charge to the Company’s financial earnings.

(ii) Amendments to Awards.    Subject to clause (i) above, the Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted, provided no change in any Award shall adversely affect the rights of a Participant under the Award without the consent of such Participant. Notwithstanding the foregoing, with respect to any Award intended to qualify as performance-based compensation under Section 162(m) of the Code, no adjustment other than an acceleration of vesting or payment upon the Participant’s death, disability or Change of Control, shall be authorized to the extent such adjustment would cause the Award to fail to so qualify.

SECTION 8.     Director Fees Paid in Stock/Deferral of Directors Fees.

(a) Payment in Stock.    The Committee may elect from time to time to pay all or a portion of the Director Fees in shares of Common Stock rather than in cash. Such election shall be made prior to the payment date for which such election shall be effective. An election by the Committee shall be effective only for a specified payment date, i.e., each separate payment of Directors Fees must be separately approved by the Committee. Payments in shares shall be subject to the following:

(i) The number of shares of Common Stock issued to a Director upon such an election shall be equal to the amount of the Director Fees that otherwise would have been paid to the Director in cash, divided by the Fair Market Value of a share of Common Stock on the day on which the Director Fees would otherwise have been paid in cash. Only whole numbers of shares of Common Stock shall be issued; any fractional Share shall be paid in cash. If the election to pay in Shares is only for a portion of the Directors Fees, the remaining portion of the Director Fees shall be paid in cash at the time the Director Fees would normally be paid by the Company.

(ii) Any shares of Common Stock issued to a Director as payment of Director Fees shall be deemed to be fully paid and non-assessable shares of Common Stock on the date of issuance and shall not be subject to forfeiture.

(b) Elective Deferrals.    Prior to the beginning of any year (or, with respect to a person who is first appointed or elected a Director during a year, within 30 days after becoming a Director), a Director may elect that all or a designated percentage of his or her Director Fees to be earned for that year (or, with respect to a new Director who elects within such 30-day period, Director Fees earned after making the deferral election) shall be deferred until the earlier of (i) his or her termination from the Board or (ii) the first business day of any year specified in the election. For purposes of this Section 8(b), all current Directors shall be deemed new Directors first elected on the date of the annual shareholders meeting in 2003. Deferral elections shall be subject to the following:

(i) deferral elections shall become irrevocable on the January 1 of the deferral year (or when made during the initial 30-day period by a new Director);

(ii) a separate deferral election must be made for each year with respect to which Director Fees are to be deferred;

(iii) deferral elections shall be made in such form and manner as may be provided by the Company in its discretion;

(iv) deferred amounts shall be credited to the Participant, pursuant to his deferral election, either (1) in a number of Phantom Shares determined by dividing the amount of Director Fees deferred on such date by the Fair Market Value of a Share on such date or (2) a cash bookkeeping account, credited with “interest” at the prime rate from time to time as provided by the Committee;

(v) during the period the Director holds such Phantom Shares, the Phantom Shares shall be credited with an amount equal to any dividends and other distributions made on Shares during such period, with such equivalent amount being credited in the form of additional Phantom Shares;

(vi) a Director’s Phantom Shares or deferred bookkeeping cash amount, including credited earnings or interest thereon, shall be 100% vested at all times;

(vii) a Director’s Phantom Shares shall be payable solely in Shares in a single lump sum, with any fractional Phantom Share paid in cash; and

(viii) a Director’s deferred bookkeeping cash amount shall be payable solely in cash in a single lump sum.

SECTION 9.     Change of Control.

Notwithstanding any other provision of this Plan to the contrary, in the event of a Change of Control all outstanding Awards automatically shall become fully vested on such Change of Control (or such earlier time as may be established by the Committee), all restrictions, if any, with respect to such Awards shall lapse, including, without limitation, any service, longevity or other employment requirements, and all performance criteria, if any, with respect to such Awards shall be deemed to have been met in full to the maximum extent without regard to any proration provisions in such Award or Award Agreement.

In addition to, or in lieu of, any other provision of the Plan, the Committee may provide that all Options and/or similar awards not exercised upon or prior to a Change of Control shall (x) terminate on such Change of Control (unless such Change of Control is described in clause (v) of the definition of Change of Control), (y) be assumed by the successor (or a parent thereof) in any such merger or other corporate transaction, or (z) be surrendered in exchange for equivalent substitute Awards (with the same material terms as the surrendered Award, including 100% vesting) from the successor (or a parent thereof). Notwithstanding the foregoing, no Option that is “underwater” may be cancelled unless the Company pays the Optionee an amount in cash equal to the Black-Scholes value of such Option, determined as if such Option were to continue until the expiration of its original term.

SECTION 10.     General Provisions.

(a) No Rights to Awards.    No Participant or other Person shall have any claim to be granted any Award, there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards and the terms and conditions of Awards need not be the same with respect to each recipient.

(b) Tax Withholding.    The Company or any Subsidiary is authorized to withhold from any Award, from any payment due or transfer made under any Award or from any compensation or other amount owing to a Participant the amount (in cash, Shares, or other property) of any applicable taxes required to be withheld by the Company or Subsidiary in respect of the Award, its exercise, the lapse of restrictions thereon, or any payment or transfer under the Award and to take such other action as may be necessary in the opinion of the Company to satisfy all of its obligations for the payment of such taxes. In addition, the Committee may provide, in an Award Agreement, that the Participant may direct the Company to satisfy such Participant’s tax withholding obligations through the withholding of Shares otherwise to be acquired upon the exercise or payment of such Award, but only to the extent such withholding does not cause a charge to the Company’s financial earnings.

(c) No Right to Employment or Retention.    The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Subsidiary or under any other service contract with the Company or any Subsidiary, or to remain on the Board. Further, the Company or a Subsidiary may at any time dismiss a Participant from employment or terminate any contractual agreement or relationship with any Consultant, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan, in any Award Agreement or any other agreement or contract between the Company or a Subsidiary and the affected Participant. If a Participant’s employer ceases to be a Subsidiary, such Participant shall be deemed to have terminated employment for purposes of the Plan, unless specifically provided otherwise in the Award Agreement.

(d) Governing Law.    The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Texas and applicable federal law.

(e) Severability.    If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(f) Other Laws.    The Committee may refuse to issue or transfer any Shares or other consideration under an Award, permit the exercise of an Award and/or the satisfaction of its tax withholding obligation in the manner elected by the Participant, holder or beneficiary if, acting in its sole discretion, it determines that the issuance of transfer or such Shares or such other consideration, the manner of exercise or satisfaction of the tax withholding obligation might violate any applicable law or regulation, including without limitation, the Sarbanes-Oxley Act, or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded or refused, as the case may be, to the relevant Participant, holder or beneficiary.

(g) No Trust or Fund Created.    Neither the Plan nor the Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or any Subsidiary.

(h) No Fractional Shares.    No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be cancelled, terminated, or otherwise eliminated.

(i) Headings.    Headings are given to the Section and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the plan or any provision thereof.

(j) Parachute Tax Gross-Ups.    To the extent that the grant, payment, or acceleration of vesting or payment, whether in cash, Shares or other property, of any Award made to a Participant under the Plan (a “Benefit”) is subject to an excise tax under Section 4999(a) of the Code or successor provision with respect to such Benefit (a “Parachute Tax”), the Company shall promptly pay such Participant an amount of cash (the “Gross-up Amount”) such that the “net after-tax” Benefit received by the person, after paying all applicable Parachute Taxes (including those on the Gross-Up Amount) and all other taxes on the Gross-Up Amount, shall be equal to the “net after-tax” Benefit that such person would have received if such Person had not been subject to a Parachute Tax.

SECTION 11.     Effective Date of Plan.

The Plan shall be effective as of the date of its approval by the stockholders of the Company; no Awards may be made prior to such date. Upon the Plan becoming effective, no further grants may be made under the Company’s 1994 Stock Incentive Plan or 1995 Non-Employee Director Stock Compensation Plan.

SECTION 12.     Term of the Plan.

No Award shall be granted under the Plan after the 10th anniversary of the date this Plan was first adopted by the Board. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted prior to such termination, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such termination date.

STERLING BANCSHARES, INC.

Proxy Solicited on Behalf of the Board of Directors of

the Company for the Annual Shareholder’s Meeting April 30, 2007

The undersigned, hereby revoking all prior proxies, hereby appoints J. Downey Bridgwater and James W. Goolsby, Jr., and each of them, his true and lawful agents and proxies, with full and several power of substitution, to represent and to vote all the shares of Common Stock of STERLING BANCSHARES, INC. standing in the name of the undersigned and with respect to which the undersigned would be entitled to vote if personally present, at the Annual Meeting of Shareholders of STERLING BANCSHARES, INC. to be held on April 30, 2007 at the offices of Locke Liddell & Sapp LLP, Chase Tower, 600 Travis, 25th Floor, Houston, Texas 77002, and at any adjournment(s) thereof, on all matters coming before the meeting.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF SHAREHOLDERS OF

STERLING BANCSHARES, INC.

April 30, 2007

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

¯    Please detach along perforated line and mail in the envelope provided.    ¯

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

						FOR	AGAINST	ABSTAIN
1.	Election of five Class III Directors for a three year term ending at the 2010 Annual Meeting of Shareholders:			2.	Proposal to amend Sterling Bancshares Inc.’s Restated and Amended Articles of Incorporation to increase the total number of shares of common stock, par value $1.00 per share, that the Company has the authority to issue from 100,000,000 shares to 150,000,000 shares.	☐	☐	☐
		NOMINEES:
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	O Edward R. Bardgett O Bruce J. Harper O Bernard A. Harris, Jr., MD O Glenn H. Johnson O R. Bruce LaBoon	Class III Class III Class III Class III Class III	3.	Proposal to amend the Sterling Bancshares Inc. 2003 Stock Incentive and Compensation Plan to increase the aggregate maximum number of shares of common stock, par value $ 1.00 per share, that may be issued under the 2003 Plan from 3,225,000 shares to 5,225,000 shares.	☐	☐	☐

				4.	Proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s registered independent public accounting firm for the fiscal year ending December 31, 2007.	☐	☐	☐

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●				5.	In their discretion, the proxies are authorized to vote upon other business as may properly come before the meeting or adjournment thereof. Either of the proxies or their respective substitutes, who shall be present and acting, shall have and may exercise all the powers hereby granted.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐	THE SHARES OF STOCK REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED.
				THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 2, 3 AND 4 AND FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR. UNLESS A CONTRARY CHOICE IS SPECIFIED, THE SHARES OF STOCK REPRESENTED BY THIS PROXY WILL BE VOTED FOR PROPOSALS 2, 3 AND 4 AND THE ELECTION OF THE NOMINEES FOR DIRECTOR.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.